Exhibit 4.11

DATED: 30 January 2006

STOLT TANKERS FINANCE III B.V.

(as borrower)

- and -

STOLT-NIELSEN S.A.

STOLT-NIELSEN TRANSPORTATION GROUP LTD (Liberia)

STOLT-NIELSEN TRANSPORTATION GROUP LTD (Bermuda)

STOLT-NIELSEN INVESTMENTS N.V.

STOLT-NIELSEN HOLDINGS BV

and STOLT-NIELSEN TRANSPORTATION GROUP BV

(as joint and several guarantors)

- and -

CITIBANK N.A.

(as underwriter and bookrunner)

and

DEUTSCHE BANK AG IN HAMBURG

DEUTSCHE SCHIFFSBANK AG

(as underwriters)

- and –

CITIGROUP GLOBAL MARKETS LIMITED

DEUTSCHE BANK AG IN HAMBURG

and

DEUTSCHE SCHIFFSBANK AG

(as mandated lead arrangers)

- and -

THE BANKS LISTED IN SCHEDULE 1

(as banks)

- and -

CITIBANK INTERNATIONAL PLC

(as facility agent)

- and –

CITICORP TRUSTEE COMPANY LIMITED

(as security trustee)

US$325,000,000

SECURED MULTICURRENCY

REVOLVING LOAN

FACILITY AGREEMENT

One St. Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
DX No. 64 Chaneery Lane
STEPHENSON HARWOOD	www.shlegal.com

CONTENTS

		Page

1	Definitions and Interpretation	2

2	The Facility and its Purpose	20

3	Conditions Precedent and Subsequent	25

4	Representations and Warranties	30

5	Currency	35

6	Repayment and Prepayment	36

7	Interest	37

8	Guarantee and Indemnity	39

9	Fees	43

10	Security Documents	44

11	Agency and Trust	44

12	Covenants	55

13	Earnings	63

14	Events of Default	63

15	Set-Off and Lien	68

16	Assignment and Sub-Participation	70

17	Payments, Mandatory Prepayment, Reserve Requirements and Illegality	72

18	Communications	77

19	General Indemnities	78

20	Miscellaneous	81

21	Law and Jurisdiction	85

SCHEDULE 1		87
	PART A	87
	The Banks, the Commitments and the Proportionate Shares	87
	PART B	87

The Underwriters	87
PART C	88
The Mandated Lead Arrangers	88

SCHEDULE 2	89
The Guarantors	89

SCHEDULE 3	90
The Shipowning Guarantors and the Vessels	90

SCHEDULE 4	93

SCHEDULE 5	95
Form of Transfer Certificate	95

SCHEDULE 6	97
PART A	97
Notice of Assignment	102

APPENDIX A	113

APPENDIX B	114
Mandatory Cost Formulae	114

FACILITY AGREEMENT

Dated:       30 January 2006

BETWEEN:-

(1)                                  STOLT TANKERS FINANCE III B.V. which is a company incorporated according to the law of the Netherlands with its registered office at Westerlaan 5, 3016 CK Rotterdam, the Netherlands (the “Borrower”); and

(2)                                  the guarantors listed in Schedule 2, each being a company incorporated according to the law of the country of incorporation indicated against its name in Schedule 2 with its registered office as indicated against its name in Schedule 2 (together the “Guarantors” and each a “Guarantor”);

(3)                                  the banks and financial institutions listed in Schedule 1 Part A, each acting through its office at the address indicated against its name in Schedule 1 Part A (together “the Banks” and each a “Bank”);

(4)                                  the banks and financial institutions listed in Schedule 1 Part B acting as underwriters and the bookrunner through its office at the address indicated against its name in Schedule 1 Part B (together in those capacities the “Underwriters” and each an “Underwriter”);

(5)                                  the banks and financial institutions listed in Schedule 1 Part C each acting as mandated lead arranger through its office at the address indicated against its name in Schedule 1 Part C (together in that capacity the “Lead Arrangers” and each a “Lead Arranger”);

(6)                                  CITIBANK INTERNATIONAL PLC acting as facility agent through its office at, 5th Floor, 33 Canada Square, London, E14 5LB (in that capacity the “Agent”); and

(7)                                  CITICORP TRUSTEE COMPANY LIMITED acting as security trustee through its office at, Citigroup Centre, Canada Square, London, E14 5LB (in that capacity the “Security Trustee”).

WHEREAS:-

(A)                              Each of the Vessels is registered in the name and ownership of her Shipowning Guarantor under the flag of the country indicated in Schedule 3.

(B)                                Each of the Banks has agreed to advance to the Borrower its respective Commitment of an initial aggregate principal amount not exceeding three hundred and twenty five million

Dollars ($325,000,000) or the Equivalent Amount in a Permitted Currency or Permitted Currencies (as appropriate), provided that the aggregate of the Facility Outstandings, from time to time, shall not exceed the Existing Acceptable Collateral Value, for the general corporate purposes of the SNSA Group.

IT IS AGREED as follows:-

1                                         Definitions and Interpretation

1.1                                 Definitions

In this Agreement:-

1.1.1                        “Accepted Broker” means such of P.F. Bassøe A.S. & Co., R.S. Platou Shipbrokers a.s., Fearnleys A/S, Odin Marine Inc., Compass Maritime Services LLC, OK Maritime AS and Inge Steensland AS or such other reputable independent broker as may be acceptable to the Agent acting in its absolute discretion.

1.1.2                        “Acceptable Market Value” means eighty per cent (80%) of the Fair Market Value of all the Vessels mortgaged in favour of the Security Trustee from time to time (based on the most recent Valuations obtained pursuant to Clause 12.2.2 or Clause 2.4.5 (as the case may be)).

1.1.3                        “the Address for Service” means c/o Stolt-Nielsen Limited, 71-91 Aldwych, London WC2B 4HN, England or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten Business Days’ written notice to the Agent.

1.1.4                        “the Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.5                        the “Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2.

1.1.6                        “Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

1.1.7                        “the Assignments” means the deeds of assignment of the Insurances, Earnings and Requisition Compensation in respect of each Vessel referred to in Clause 10.2 (each an “Assignment”).

1.1.8                        “the Borrower’s Obligations”  means all of the liabilities and obligations of the Borrower to the Finance Parties under or pursuant to the Borrower’s Security Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.9                        “the Borrower’s Security Documents” means those of the Security Documents to which the Borrower is or is to be a party.

1.1.10                  “Break Costs” means all documented costs, losses, premiums or penalties incurred by any of the Finance Parties in the circumstances contemplated by Clause 19.4 or as a result of any of them receiving any prepayment of all or any part of the Facility (whether pursuant to Clause 6.2 or otherwise) or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facility, and any liabilities, expenses or losses incurred by any of the Finance Parties in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by any of the Finance Parties to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

1.1.11                  “Business Day” means (a) a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York City, United States of America; London, England; Oslo, Norway; and Hamburg, Federal Republic of Germany or (b) in relation to the determination of interest rates for Euros only, a day on which TARGET is operating.

1.1.12                  “Cash” means cash at bank or in hand which is not subject to any charge back or other Encumbrance and to which a member of the SNSA Group has free, immediate and direct access.

1.1.13                  “Certificate of Compliance”  means a certificate materially in the form set forth in Schedule 4 with such amendments as may be necessary to reflect the financial position stated in SNSA’s most recent financial statements, signed by the chief financial officer or senior vice president for corporate finance of SNSA.

1.1.14                  “Commitment” means, in relation to each Bank, the amount of the Facility which that Bank agrees to advance to the Borrower as its several liability pursuant to Clause 2, as indicated against the name of that Bank in Schedule 1 Part A, as reduced from time to time in accordance with Clause 2.4.6 and the amount of any other Commitment transferred to it under this Agreement.

1.1.15                  “Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent pursuant to Clause 9.1.

1.1.16                  a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.17                  “the Communications Address” means c/o Stolt-Nielsen Limited, 71-91 Aldwych, London WC2B 4HN, England, fax no: +(44) 207 611 89 65 marked for the attention of Chief Financial Officer and e-mail: jce@stolt.com.

1.1.18                  “the Company” means, in relation to any Vessel and at any given time, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

1.1.19                  “Consolidated Debt” means for the SNSA Group (on a consolidated basis, without duplication and measured on a quarterly basis) at any time, the aggregate value of (i) moneys borrowed, plus (ii) notes payable (whether promissory notes or otherwise), plus (iii) amounts raised by acceptance under any acceptance credit facility, plus (iv) amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures or similar instruments, plus (v) the amount of any liability in respect of lease or hire purchase obligations which, according to US GAAP, would be treated as finance or capital leases, plus (vi) all contingent liabilities, including guarantee obligations, related to debt and capital lease obligations of third parties which, according to US GAAP, are considered probable and estimable, plus (vii) subordinated debt, less (viii) the amount of that part of any financial indebtedness for which there is a blocked or restricted Cash deposit which will repay such part of such financial indebtedness.

1.1.20                  “Consolidated Interest Expense” means, for the SNSA Group (on a consolidated basis) for the most recent four fiscal quarters of SNSA for which financial statements have been prepared, interest expense (including the interest component of any capital lease obligations) on all Consolidated Debt, determined in accordance with US GAAP.

1.1.21                  “Consolidated EBITDA” means, for the SNSA Group (on a consolidated basis) the aggregate value of (i) net income (or net loss), (ii) Consolidated Interest Expense, (iii) provisions for income taxes, (iv) depreciation, amortisation and other non-cash charges deducted in arriving at such net income (or net loss), at any time during the Facility Period as determined in accordance with US GAAP for the most recent four fiscal quarters of SNSA for which financial statements have been prepared, calculated on a pro forma historical basis to include acquisitions.

1.1.22                  “Consolidated Tangible Net Worth” means, for the SNSA Group (on a consolidated basis) at the end of the most recent quarter for which financial statements have been prepared, (a) the sum, to the extent shown on SNSA’s consolidated balance sheet, of (i) the amount of issued and outstanding share capital, less the cost of treasury shares of SNSA, plus (ii) the amount of surplus and retained earnings, less (b) intangible assets as determined in accordance with US GAAP.

1.1.23                  “converted” means actually or notionally (as the case may require) converted by the Agent at the rate at which the Agent, in accordance with its usual practice, is able in the relevant interbank market to purchase the Permitted Currency in which the Facility or part thereof is to be denominated with the Permitted Currency in which the Facility or part thereof is then denominated, on the second Business Day before the value date for that conversion pursuant to Clause 5, and the words “convert”, “convertible” and “conversion” shall be interpreted accordingly.

1.1.24                  “Currency of Account” means, in relation to any payment to be made to a Finance Party pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.25                  “the Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1 (each a “Deed of Covenants”).

1.1.26                  “Default Interest”  means interest at the Default Rate.

1.1.27                  “Default Rate” means the rate which is one per centum (1%) per annum over the aggregate of (i) the applicable Margin, (ii) the relevant Interbank Market Offer Rate and (iii) any Mandatory Cost.

1.1.28                  “DOC” means a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.29                  “Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.30                  “Drawdown Notice” means a notice complying with Clause 2.3.

1.1.31                  “Drawing” means a part (or, if requested and available, all) of the Facility advanced by the Banks to the Borrower in accordance with Clause 2.

1.1.32                  “Earnings”, in relation to a Vessel, means all hires, freights, pool income and other sums payable to or for the account of a Shipowning Guarantor in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

1.1.33                  “Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

1.1.34                  “Equivalent Amount” means the amount of any Permitted Currency converted from the relevant amount of Dollars.

1.1.35                  “EURIBOR” means:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for Euro or for the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European Euro interbank market, at 11.00 a.m. (Brussels time) on the Quotation Day for the offering of deposits for a period comparable to the Interest Period for that Drawing.

1.1.36                  “Euro” and “€” means the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

1.1.37                  “Event of Default” means any of the events set out in Clause 14.2.

1.1.38                  “Execution Date” means the date, occurring no later than 31 January 2006, on which this Agreement is signed by all parties who are a signatory to it, or such later date as may be agreed by the parties to this Agreement.

1.1.39                  “the Existing Acceptable Collateral Value” means, from time to time, the sum (converted into Dollars) of (a) the Acceptable Market Value of all Vessels from time to time (including any Vessel which became a Total Loss within 180 days before, which Vessel shall be valued at the amount being the lesser of (i) the amount of insurance proceeds which the Agent reasonably expects to be paid in respect of any insurance claim relating to the Total Loss of such Vessel and (ii) the Acceptable Market Value of such Vessel) plus (b) 80% of the value of other collateral accepted by the

Banks pursuant to Clause 2.4.5 plus (c) the amount of any Cash pledged as collateral pursuant to Clause 2.4.5.

1.1.40                  “Facility” means the secured multicurrency revolving credit facility made available by the Banks to the Borrower pursuant to this Agreement.

1.1.41                  “the Facility Outstandings” at any time means the total of all Drawings made at that time and converted into Dollars, to the extent not reduced by repayments or prepayments.

1.1.42                  “the Facility Outstandings Test Date” means a date on which any of the following occurs:

(a)                                  a Drawing;

(b)                                 each Interest Payment Date;

(c)                                  a Vessel is sold or disposed of in accordance with Clause 12.1.4;

(d)                                 one or more new Valuations are received by the Agent or the Agent obtains valuations of other collateral in accordance with the terms of the pledge of such collateral;

(e)                                  fifteen (15) Business Days after a Total Loss; or

(f)                                    after a Total Loss, the earliest to occur of (i) the receipt of the insurance proceeds for such Total Loss, (ii) 180 days after such Total Loss; or (iii) the Agent, after consultation with the Borrower, reasonably concludes it is likely that the insurance proceeds from such Total Loss will be less than the Acceptable Market Value of such Vessel.

1.1.43                  “the Facility Period” means the period beginning on the Execution Date and ending on the date when (i) the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Security Documents and (ii) the Termination Date has occurred.

1.1.44                  “Fair Market Value” means the aggregate of the market values of all the Vessels mortgaged in favour of the Security Trustee from time to time or any of them as determined annually and otherwise by a Valuation for each such Vessel pursuant to Clause 12.2.2.

1.1.45                  “the Fee Letter” means the letter dated 2 December 2005 from the Citigroup Global Markets Limited and Citibank N.A. as agreed and accepted by SNSA on 5 December 2005.

1.1.46                  “the Finance Parties” means the Banks, the Agent, the Security Trustee, the Underwriters and the Lead Arrangers.

1.1.47                  “First Reduction Date” means the date falling sixty months after the Execution Date.

1.1.48                  “the Guarantee” means the guarantee and indemnity of the Guarantors contained in Clause 8.

1.1.49                  “the Guarantors’ Liabilities”  means all of the liabilities and obligations of the Guarantors to the Finance Parties under or pursuant to the Guarantee whether actual or contingent, including (without limitation) Default Interest.

1.1.50                  “IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

1.1.51                  “the Indebtedness” means the Facility Outstandings together with all interest thereon; all other sums of any nature including costs and fees (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Finance Parties pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.52                  “Independent Managers” means commercial and/or technical managers of the Vessels other than Stolt Managers, nominated by the Shipowning Guarantors as an Instructing Group may approve in its discretion.

1.1.53                  an “Instructing Group” means any one or more Banks whose combined Proportionate Shares exceed fifty per centum (50%) of the aggregate of Commitments.

1.1.54                  “Insurances”, in relation to a Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.55                  “Insurance Proceeds Amount” means such amount of the insurance proceeds in respect of a Total Loss which are required to be paid by the Borrower to the Agent to ensure that the Borrower remains in full compliance with its obligations under this Agreement.

1.1.56                  “Interbank Market Offer Rate” means EURIBOR, LIBOR and/or NIBOR (as the case may be).

1.1.57                  “Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.

1.1.58                  “Interest Period” means each interest period selected by the Borrower or agreed by the Agent pursuant to Clause 7.1.

1.1.59                  “Initial Termination Date” means the date falling seven (7) years from the Execution Date.

1.1.60                  “the ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.61                  “the ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended from time to time).

1.1.62                  “ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

1.1.63                  “law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.64                  “LIBOR” means, in relation to any Drawing denominated in Dollars or Pounds Sterling:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Currency of Account or for the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, at 11.00am on the Quotation Day for the offering of deposits in the Currency of Account and for a period comparable to the Interest Period for that Drawing.

1.1.65                  “the Managers” means the Stolt Managers and/or the Independent Managers, as the case may be.

1.1.66                  “Management Agreement” means, in relation to any Vessel which is not self managed by a member of the SNSA Group, the Management Agreement made between such Managers and the relevant Shipowning Guarantor.

1.1.67                  “Mandatory Cost”  means the percentage rate per annum calculated by the Agent in accordance with Appendix B.

1.1.68                  “Margin” based on the ratio of Consolidated Debt to Consolidated EBITDA for the four fiscal quarters determined in accordance with the final sentence of this definition (“D/EBITDA”) for which financial statements of the SNSA Group have been prepared, means, nought point seven per cent (0.70%) per annum until the date falling twelve months after the Execution Date and thereafter:-

(i)                                     0.60% per annum where D/EBITDA is equal to 2 or less;

(ii)                                  0.70% per annum where D/EBITDA is greater than 2 but equal to or less than 3;

(iii)                               0.80% per annum where D/EBITDA is greater than 3 but equal to or less than 4;

(iv)                              0.90% per annum where D/EBITDA is greater than 4 but equal to or less than 5; and

(v)                                 1.20% per annum where D/EBITDA is greater than 5 or if it is not possible to calculate D/EBITDA for that period.

The Margin shall be calculated by the Agent as of 28/29 February, 31 May, 31 August and 30 November each year (each a “Margin Review Date”) commencing 30 November 2005 for the succeeding fiscal quarter and shall be calculated based on the Consolidated Debt as of the previous Margin Review Date over Consolidated EBITDA for the four fiscal quarters, the most recent of which shall have ended on the previous Margin Review Date.

1.1.69                  “Material Subsidiary” means, at any time, (i) each Subsidiary of SNSA whose tangible net worth at such time is equal to or greater than five per cent of the consolidated tangible net worth of SNSA and all its Subsidiaries at such time (ii) each of any two or more Subsidiaries which would each not be a Material Subsidiary for the purposes of paragraph (i) but whose aggregate tangible net worth at such time is equal to or greater than five per cent of the consolidated tangible net worth of SNSA and all its subsidiaries at such time and (iii) each Subsidiary of SNSA the whole or any part of whose financial indebtedness at such time is guaranteed or secured in any way by the Security Parties, or any one of them (but only if the portion of the indebtedness guaranteed or secured is at least $7,500,000). For the purposes of this definition, the term “tangible net worth” shall be construed in accordance with US GAAP at the time any determination of tangible net worth is being made for purposes of this Agreement.

1.1.70                  “the Maximum Facility Amount” means the aggregate amount of the Commitments (stated in Dollars) subject to any reductions effected, from time to time, in accordance with Clauses 2.4.1, 2.4.2 or 17.8.

1.1.71                  “the Maximum Available Facility Amount” means the lesser of, the Maximum Facility Amount and the Existing Acceptable Collateral Value as calculated by the Agent on each Facility Outstandings Test Date.

1.1.72                  “the Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance and any other insurance from time to time taken out by Deutsche Schiffsbank AG on behalf of the Banks in relation to the Vessels pursuant to this Agreement.

1.1.73                  “the Mortgages” means the first priority mortgages or first preferred mortgages (as the case may be) referred to in Clause 10.1 (each a “Mortgage”).

1.1.74                  “NIBOR” means:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for Norwegian Kroner or for the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Norwegian interbank market, at 12.00 p.m. (Oslo time) on the Quotation Day for the offering of deposits in Norwegian Kroner and for a period comparable to the Interest Period for that Drawing.

1.1.75                  “Norwegian Kroner” means available and freely transferable and convertible funds in the lawful currency of the Kingdom of Norway.

1.1.76                  “Permitted Currency” means Dollars, the Euro, Norwegian Kroner and Pounds Sterling provided that each such preceding currency selected by the Borrower is freely convertible, transferable and available to the Banks in the relevant interbank market and in respect of which the Agent is at all material times able to ascertain the relevant Interbank Market Offer Rate.

1.1.77                  “Permitted Liens” means (i) liens for salvage and any Encumbrance which has the prior written approval of the Agent acting upon the instructions of an Instructing Group, or (ii) any Encumbrance arising either by operation of law or in the ordinary course of the business of the relevant Security Party which is discharged in the ordinary course of business but in any event does not exist for more than sixty (60) days and/or is covered by insurance.

1.1.78                  “Potential Event of Default” means any event which, with the giving of notice and/or the passage of time would constitute an Event of Default.

1.1.79                  “Pounds Sterling” means pounds sterling being the available and freely transferable and convertible funds in the lawful currency of the United Kingdom.

1.1.80                  “Press Statement” means the press releases issued in connection with SNSA’s quarterly financial results subsequent to the 20-F Filing.

1.1.81                  “Proceedings” means any suit, action or proceedings begun by any of the Finance Parties arising out of or in connection with the Security Documents.

1.1.82                  “Proportionate Share” means, for each Bank, the percentage indicated against the name of that Bank in Schedule 1 Part A, as amended by any Transfer Certificate executed from time to time.

1.1.83                  “Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                  (if the currency is Pounds Sterling) on the first day of that period;

(b)                                 (if the currency is Euro) two TARGET Days before the first day of that period; or

(c)                                  (for any other Permitted Currency) two Business Days before the first day of that period.

1.1.84                  “Reduction Amount” means forty million Dollars ($40,000,000).

1.1.85                  “Reference Banks” means Citibank N.A., Deutsche Bank AG and Deutsche Schiffsbank AG.

1.1.86                  “Requisition Compensation”, in relation to a Vessel, means all compensation or other money which may from time to time be payable to the relevant Shipowning Guarantor as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.87                  “Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period and displayed on the appropriate page of the Telerate, Reuters or Bloomberg screen or such other screen as is customarily used for that purpose for Dollars and Pounds Sterling, Reuters screen page EURIBOR 01 for Euro or Reuters screen page NIBP for Norwegian Kroner.

1.1.88                  “Second Reduction Date” means the date falling seventy two (72) months after the Execution Date.

1.1.89                  “the Security Documents” means this Agreement, the Mortgages, the Deeds of Covenants, the Assignments and the Shipowners’ Guarantee, or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by a member of the SNSA Group as security for the payment of all or any part of the Indebtedness.

1.1.90                  “Security Parties” means the Borrower, the Guarantors, the Shipowning Guarantors, the Stolt Managers and any other member of the SNSA Group who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.91                  “the Shipowners’ Guarantee” means the joint and several guarantee and indemnity of the Shipowning Guarantors referred to in Clause 10.3.

1.1.92                  “the Shipowning Guarantors” means the companies listed in Schedule 3, each of which is a company incorporated according to the law of the country indicated against its name in Schedule 3 with its registered office and/or principal place of business at the address indicated against its name in Schedule 3 (each “a Shipowning Guarantor”).

1.1.93                  “SMC” in relation to any Vessel, means a valid safety management certificate issued for the Vessel by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.94                  “SMS” in relation to any Vessel, means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.95                  “SNSA” means the Guarantor, Stolt-Nielsen S.A., being a company incorporated according to the laws of Luxembourg.

1.1.96                  “SNSA Group” means SNSA and its Subsidiaries.

1.1.97                  “SNTG (Liberia) means the Guarantor, Stolt-Nielsen Transportation Group Ltd, being a company incorporated according to the laws of Liberia.

1.1.98                  “Stolt Managers” means any member of the SNSA Group acting as commercial and/or technical managers of the Vessels.

1.1.99                  “Subsequent Reduction Date” means the Initial Termination Date and each date occurring on the anniversary thereof on which the Initial Termination Date is extended pursuant to Clause 2.6.

1.1.100            “Subsidiary” means a subsidiary undertaking, as defined in section 258 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.101                   “Surety”  means any person (other than the Borrower or the Guarantors) who has given or who may in the future give to the Finance Parties or any of them any security, guarantee or indemnity for or in relation to the Borrower’s Obligations.

1.1.102                   “TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

1.1.103                   “TARGET Day” means any day on which (a) TARGET is open for the settlement of payments in Euro and (b) banks are open for the transaction of business of the nature contemplated by this Agreement in New York City, United States of America.

1.1.104            “Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of a Finance Party or branch thereof, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.105                  “the Termination Date” means the Initial Termination Date or such later date as may be selected or permitted (as the case may be) pursuant to Clause 2.6.

1.1.106                  “Total Loss”, in relation to a Vessel means:-

(a)                                  an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)                                 the requisition for title, compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)                                  the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the relevant Shipowning Guarantor within two months after the capture, seizure, arrest, detention or confiscation in question.

1.1.107                  “Transfer Certificate” means a certificate materially in the form set forth in Schedule 5 signed by a Bank and a Transferee whereby:

(a)                                  such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights and obligations under this Agreement upon and subject to the terms and conditions set out in Clause 16; and

(b)                                 such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 16.

1.1.108                  “Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

1.1.109                  “Transferee” means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank’s rights and obligations under this Agreement.

1.1.110                  “the Trust Property” means:-

(a)                                  the benefit of the covenant contained in Clause 10; and

(b)                                 all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent).

1.1.111                  “20-F Filing” means SNSA’s 20-F filing with the United States Securities and Exchange Commission made on 31 May 2005 relating to its fiscal year ending 30 November 2004.

1.1.112                  “US GAAP” means the generally accepted accounting principles in the United States of America, from time to time in effect, provided that if any changes to such accounting principles negatively impact SNSA’s ability to meet its financial covenants, the Banks and the Borrower will enter into good faith discussions in order to agree upon new financial covenants consistent with the original intent of Clause 12.3. If as of the effective date of the change no agreement has been reached with regard to the form and content of the new financial covenants, the Borrower shall prepay such amount of the Facility Outstandings as is necessary to ensure SNSA returns to full compliance with the covenants originally set forth in Clause 12.3.

1.1.113                  “Valuation”  means in relation to each Vessel, the arithmetic mean of three written valuations of that Vessel expressed in Dollars each prepared by an Accepted Broker. Such valuations shall be prepared at the Borrower’s expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other contract of engagement, and each Vessel shall be valued as a “parcel tanker” engaged in the parcel tanker trade and operating on the spot market.

1.1.114                  “the Vessels” means the vessels listed in Schedule 3 and any other vessel from time to time which may be mortgaged to the Security Trustee under or pursuant to this Agreement and everything now or in the future belonging to them on board and ashore (each a “Vessel”).

1.2                                 Interpretation

In this Agreement:-

1.2.1                        words denoting the plural number include the singular and vice versa;

1.2.2                        words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3                        references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4                        references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5                        the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6                        references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7                        references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8                        references to any of the Finance Parties include its successors, Transferees and assignees;

1.2.9                        references to times of day are (unless otherwise stipulated) to London time; and

1.2.10                  the word “including” means including (without limitation) to the extent not already stated.

1.3                                 Joint and several liability

1.3.1                        All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrower and the Guarantors shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrower and the Guarantors jointly and severally.

1.3.2                        Each of the Borrower and the Guarantors agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by the other or by any Surety and/or to take the benefit of any security taken by the Finance Parties pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. Each of the Borrower and the Guarantors agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Agent (as agent for the Banks) absolutely.

1.3.3                        Each of the Borrower and the Guarantors agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against the other or against any Surety in respect of any liability owed to it by the other or by any Surety under or in connection with the Security Documents, nor prove in competition with any Finance Party in any liquidation of (or analogous proceeding in respect of) the other or of any Surety in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by any of the Finance Parties for the repayment of the Indebtedness.

2                                         The Facility and its Purpose

2.1                                 Agreement to lend  Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower its Commitment of an aggregate principal amount up to but not exceeding the Maximum Facility Amount to be used by the Borrower for the purposes referred to in Recital (B).

2.2                                 Drawings  Subject to satisfaction by the Borrower of the conditions set out in Clause 3.1 (in respect of the first Drawing), Clause 3.3 (in respect of all subsequent Drawings), and subject to Clause 2.3, each Drawing shall be advanced to the Borrower, in each case by the Agent transferring the amount of the Drawing to such account of the Borrower as the Borrower shall notify to the Agent in the relevant Drawdown Notice by such same day method of funds transfer as the Agent shall select.

2.3                                 Advance of Drawings  Each Drawing shall be advanced in the Permitted Currency selected in accordance with Clause 5.1. Each Drawing shall be advanced on a Business Day, provided that the Borrower shall have given to the Agent by 11.00 a.m. not more than ten and not fewer than three Business Days’ notice in writing signed in accordance with a form of mandate provided by the Borrower to the Agent materially in the form set out in Appendix A of the required Advance Date of the Drawing in question. Each Drawdown Notice shall be signed on behalf of the Borrower by the chief financial officer or senior vice president for corporate finance for SNSA, the treasurer of SNTG (Liberia) or by any individual identified by any of them pursuant to notice given from time to time in accordance with Clause 18. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1                        all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2                        no Event of Default or Potential Event of Default has occurred or will then have occurred;

2.3.3                        no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4                        the advance of the Drawing in question would not result in the Facility Outstandings exceeding the Maximum Available Facility Amount.

The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Agent on the Advance Date requested.

2.4                                 Facility Adjustments

2.4.1                        Subject to the terms and conditions of this Agreement, the Maximum Facility Amount available to the Borrower for drawing under this Agreement shall be three hundred and twenty five million Dollars ($325,000,000) during the period from the Execution Date until the First Reduction Date. On the First Reduction Date and on the Second Reduction Date the above Maximum Facility Amount shall reduce by the Reduction Amount with a final reduction occurring on the Initial Termination Date to reduce the Facility to zero. Provided that if the Initial Termination Date is extended in accordance with Clause 2.6, the Maximum Facility Amount shall not reduce to zero on the Initial Termination Date but shall further reduce by the Reduction Amount on each Subsequent Reduction Date to occur with a final reduction occurring on the actual Termination Date to reduce the facility to zero. The mandatory reductions in the Maximum Facility Amount under this Clause will be made in the amounts and at the times specified whether or not the Maximum Facility Amount is reduced pursuant to Clause 2.4.2  or Clause 17.8.

2.4.2                        The Borrower may from time to time voluntarily reduce the Maximum Facility Amount in whole or in part in a minimum amount of five million Dollars ($5,000,000) or any greater whole number of millions of Dollars provided that it has first given to the Agent not fewer than five Business Days’ prior written notice expiring on a Business Day of its desire to reduce the Maximum Facility Amount. Any such reduction in the Maximum Facility Amount shall not be available for re-drawing.

2.4.3                        The Facility Outstandings shall not exceed the Maximum Available Facility Amount. If, from time to time, on any Facility Outstandings Test Date, the Facility Outstandings exceed the Maximum Available Facility Amount, the Borrower shall immediately prepay such amount of the Facility Outstandings as will ensure that the Facility Outstandings are equal to or are less than the Maximum Available Facility Amount. Clauses 6.3, 6.4 and 6.5 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause.

2.4.4                        To the extent that repayments or prepayments made by the Borrower to the Agent in accordance with this Agreement reduce the Facility Outstandings to less than the Maximum Available Facility Amount the Borrower shall again be entitled to make Drawings in accordance with and subject to the terms of this Agreement.

2.4.5                        At any time and from time to time when the Maximum Available Facility Amount is less than the Maximum Facility Amount, the Borrower may provide (x) Cash, (y) additional vessels acceptable to the Banks on terms substantially equivalent to the security interests in the Vessels granted pursuant to the Security Documents, or (z) other collateral acceptable to the Banks on terms acceptable in their discretion, upon which a new calculation of the Existing Acceptable Collateral Value and a corresponding adjustment in the Maximum Available Facility Amount shall be made, it being understood that if the Existing Acceptable Collateral Value, equals or exceeds the Maximum Facility Amount the Maximum Available Facility Amount will increase to the Maximum Facility Amount.

The value of any additional security provided pursuant to this Clause shall be determined by (i) the Agent, in relation to any Cash deposit, (ii) a Valuation in relation to any new ship security and (iii) the Banks in their discretion in respect of any other security.

Where the Borrower has provided additional security pursuant to this Clause 2.4.5, then, on a date falling not earlier than six months after the date such additional security was provided the Borrower may request that such security or a portion thereof (in each case as acceptable to the Agent in its reasonable discretion) be released. Any request shall be accompanied by Valuations of all the Vessels dated within thirty (30) days prior to the request together with valuations of collateral (other than the Vessels) obtained in accordance with a procedure acceptable to the Agent. If after taking into account the Valuations and these new valuations, the Existing Acceptable Collateral Value is greater than the

Maximum Facility Amount then provided that no Potential Event of Default or Event of Default has occurred and is continuing, the Agent shall release to the Borrower at the Borrower’s expense, such additional security provided that after its release the Maximum Available Facility Amount will at least be equal to the Maximum Facility Amount, and further provided, however, that the value of such security to be released is not less than five hundred thousand Dollars ($500,000). This paragraph shall not be interpreted to limit the ability of a company within the SNSA Group to sell or dispose of a Vessel as permitted under Clause 12.1.4 of this Agreement.

2.4.6                             Simultaneously with each reduction of the Maximum Facility Amount in accordance with Clause 2.4.1 or 2.4.2 (as the case be) the Commitment of each Bank will reduce so that the Commitments of the Banks in respect of the reduced Maximum Facility Amount (from time to time) remain in accordance with their respective Proportionate Shares.

2.5                                 Restrictions on Drawings  The Borrower shall not be entitled to make more than five (5) Drawings on any Business Day and no more than ten (10) Drawings may be outstanding at any one time during the Facility Period. Each Drawing shall be of a whole number of millions of Dollars and of not less than five million Dollars ($5,000,000).

2.6                                 Initial Termination Date/Termination Date  No Bank shall be under any obligation to advance all or any part of its Commitment after the Initial Termination Date unless such date is extended pursuant to this Clause. The Initial Termination Date may be extended beyond the seven year term of this Agreement in the Borrower’s option by (i) firstly a period one (1) year without the Banks’ consent and (ii) secondly a further two one year periods with all Banks’ prior written consent in each case. If the Borrower wishes to elect to have the first such extension or requests a second and third extension of the Initial Termination Date, it shall notify the Agent in writing of such election or request one hundred and fifty (150) days prior to the end of the Initial Termination Date or any extension thereof in accordance with this Clause (as the case may be). The Agent shall then advise the Borrower in writing no later than ninety (90) days before the current Termination Date whether or not the Banks have consented to any such second or third extension of the Initial Termination Date (as the case may be). No Bank shall be under any obligation to advance all or part of its Commitment after the Termination Date.

2.7                                 Several obligations  The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to any Finance Party nor shall any Finance Party be liable for the failure of another Bank to perform any of its obligations under or in connection with this Agreement.

2.8                                 Application of Facility  Without prejudice to the obligations of the Borrower under this Agreement, no Finance Party shall be obliged to concern itself with the application of the Facility by the Borrower.

2.9                                 Loan facility and control accounts  The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Facility.

3                                         Conditions Precedent and Subsequent

3.1                                 Conditions Precedent - First Drawing Before any Bank shall have any obligation to advance the first Drawing under the Facility, the Borrower shall pay to the Agent the relevant fees referred to in Clause 9 and the Fee Letter and deliver or cause to be delivered to or to the order of the Agent (in sufficient copies for all Banks) the following documents and evidence:-

3.1.1                        Evidence of incorporation  Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or an officer of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2                        Corporate authorities  A copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors and (other than SNSA) a resolution of the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, those of the Security Documents and each Drawdown Notice to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3                        Officer’s certificate  A certificate (i) signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and shareholders of that Security Party and (ii) issued by each Security Party’s company registry confirming due incorporation and valid existence and (when such information is maintained by the registry) the names of its directors and shareholders.

3.1.4                        Power of attorney  The power of attorney (notarially attested and legalised, if necessary, for registration purposes) of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

3.1.5                        Vessel documents  Photocopies, certified as true, accurate and complete by a director or the secretary of the relevant Shipowning Guarantor of (in respect of each Vessel):-

(a)                                  any time charterparty or bareboat charterparty of that Vessel which will be in force on the first Advance Date and which exceeds twelve (12) months duration which is entered into with an entity which is not a member of the SNSA Group; and

(b)                                 the Management Agreement relating to that Vessel which is in force at the time of this Agreement;

in each case together with all addenda, amendments or supplements.

3.1.6                        Evidence of ownership  In respect of each Vessel, certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel’s port of registry confirming that such Vessel is on the first Advance Date owned by her Shipowning Guarantor and free of registered Encumbrances other than the relevant Mortgage.

3.1.7                        Evidence of insurance  Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent acting on the instructions of an Instructing Group) the written approval of the Insurances by an insurance adviser appointed by the Agent.

3.1.8                        Confirmation of class  A Certificate of Confirmation of Class for hull and machinery (dated not more than seven days before the first Advance Date) confirming that each Vessel is classed 100 A 1 by Lloyd’s Register of Shipping, or + A1 by Det norske Veritas, or with the highest applicable class necessary to operate such vessel (without recommendations or extensions) of the American Bureau of Shipping or such other classification society which is a member of the International Association of Classification Societies as may be acceptable to the Agent.

3.1.9                        Valuations  A Valuation of each Vessel addressed to the Agent to be dated no earlier than 5 October 2005 for the purposes of assessing the Fair Market Value of all Vessels in order to determine the Existing Acceptable Collateral Value. For the avoidance of doubt this condition precedent has been satisfied by delivery to the Agent of (i) a Valuation Certificate in respect of the Vessels issued by Odin Marine, Inc on 5 October 2005 and (ii) a Certificate of Valuation in respect of the Vessels issued by Fearnleys dated 7 October 2005.

3.1.10                  The Security Documents  The Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgages, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

3.1.11                  Drawdown Notice  A Drawdown Notice duly signed.

3.1.12                  Process agent  A letter from Stolt-Nielsen Limited accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.13                  Managers’ subordination confirmation letter  The written confirmation of the Managers that they will (i) manage the Vessels in accordance with good standard ship management practice (ii) subordinate all their rights in relation to the Vessels to those of the Finance Parties and (iii) assign their interests in the Insurances to the Security Trustee.

3.1.14                        The Fee Letter/Fees The Fee Letter countersigned on behalf of the Borrower by way of acceptance of its terms and the payment of any fees due and payable thereunder and under Clause 9.

3.1.15                  Legal opinions  Confirmation satisfactory to the Agent that all legal opinions required by the Agent on behalf of the Banks will be given substantially in the form required by the Agent on behalf of the Banks.

3.1.16                  Corporate Structure  Evidence of the actual corporate structure of the SNSA Group insofar as it relates to the Security Parties.

3.1.17                  “Know your customer”  Such documents and evidence as each Bank may reasonably request in order for such Bank to comply with its “know your customer” requirements to confirm the identity of the Security Parties and/or the individuals acting on their behalf.

3.1.18                  Dutch Central Bank Notification Requirements  Evidence that the Borrower has notified the Dutch Central Bank (De Nederlandsche Bank) of its incorporation and has complied with any reporting requirements.

3.2                                 Conditions Subsequent  The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or with the prior approval of the Agent, as soon as practicable after the first Advance Date or otherwise within the time specified in this Clause, the following additional documents and evidence:-

3.2.1                        Evidence of registration  Evidence of registration of the Mortgages, in each case with first priority with the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned, no later than the day after the first Advance Date.

3.2.2                        Letters of undertaking  Letters of undertaking as required by the Security Documents in form and substance acceptable to the Agent.

3.2.3                        Legal opinions  Such legal opinions as the Agent on behalf of the Banks shall require pursuant to Clause 3.1.15.

3.2.4                        Companies Act registrations  Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

3.3                                 Conditions Precedent – Subsequent Drawings Before any Bank shall have any obligation to advance any subsequent Drawings under the Facility, the Borrower shall deliver or cause to be delivered to the order of the Agent, a Drawdown Notice, in addition to the documents and evidence referred to in Clause 3.1 where such documents and evidence have not already been delivered to and received by the Agent and shall deliver to the Agent such evidence as it shall require in order to set the Margin.

3.4                                 No waiver  If the Banks in their sole discretion agree to advance any part of the Facility to the Borrower before all of the documents and evidence required by Clause 3.1 or Clause 3.3 (as the case may be) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the advance of any part of the Facility shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clause 3.1 or Clause 3.3 (as the case may be).

3.5                                 Form and content  All documents and evidence delivered to the Agent pursuant to this Clause shall:-

3.5.1                        (i) with respect to the documents and evidence referred to in Clause 3.1, be in form and substance acceptable to the Banks and (ii) otherwise be in form and substance acceptable to the Agent;

3.5.2                        be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent;

3.5.3                        if required for registration purposes, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

3.6                                 Event of Default  No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the Advance Date requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the

Drawing in question or if, after giving effect to such Drawing, the Facility Outstandings would exceed the Maximum Available Facility Amount.

4                                         Representations and Warranties

Each of the Borrower and the Guarantors represents and warrants to each of the Finance Parties at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows (except that the representations and warranties contained in Clauses 4.6, 4.7(a) and 4.13 shall only be made on the first Advance Date and the representation and warranty contained in Clause 4.16 shall be made by the Borrower only on a daily basis throughout the Facility Period):-

4.1                                 Incorporation and capacity  Each of the Security Parties is a body corporate duly constituted, organised and validly existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party (other than SNSA) are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business and are acting on their own account.

4.2                                 Solvency  None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties or all or any part of their assets except if such insolvency should arise in relation to a Shipowner in the circumstances where a demand has been made under the Shipowners’ Guarantee. For this purpose a Security Party will be deemed insolvent if it is unable to pay its debts within the meaning of S.123 of the Insolvency Act 1986 save in relation to the exception referred to in the previous sentence.

4.3                                 Binding obligations  The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms subject to applicable laws regarding creditors’ rights in general, and (in the case of the Borrower) no utilisation of the Facility will cause any limit or restriction on its borrowing or other powers (however imposed), or on the right or ability of its directors to exercise those powers, to be exceeded or breached.

4.4                                 Satisfaction of conditions  All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws.

4.5                                 Registrations and consents  With the exception only of the registrations referred to in Clause 3.2, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and neither the Borrower nor any of the Guarantors is aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties (as the case may be) to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.6                                 Disclosure of material facts  Neither the Borrower nor any of the Guarantors is aware of any material facts or circumstances which have not been disclosed to the Agent in the 20-F Filing or in any Press Statement delivered by the Borrower or SNSA to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower, and the most recently published consolidated annual financial statements of the SNSA Group give a true and fair view of the state of affairs of the SNSA Group on the date as at which those financial statements were prepared.

4.7                                 No material litigation  Except as disclosed in the 20-F Filing, there is no action, suit, arbitration or administrative proceeding nor any contemplated action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority (a) which would, or would be likely to, have a materially adverse effect on the business, assets, condition (financial or otherwise) or creditworthiness of any of the

Security Parties or (b) which might reasonably be expected adversely to affect the legality, validity or enforceability of any of the Security Documents.

4.8                                 No breach of law or contract  The execution, delivery and performance of the Security Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties (other than SNSA), or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents.

4.9                                 No deductions  Except as disclosed to the Agent in writing, to the best of their knowledge and belief and without undue enquiry, none of the Security Parties is required to make any deduction or withholding from any payment which it may be obliged to make to any of the Finance Parties under or pursuant to the Security Documents.

4.10                           Filings  Each Security Party has complied with all filing or registration requirements relative to each place in which it carries on business.

4.11                           Use of Facility  The Facility will be used for the purposes specified in Recital (B).

4.12                               Subsidiaries  Save as a result of any merger or amalgamation effected pursuant to Clause 12.1.3, each of the Guarantors (other than SNSA) and the Shipowning Guarantors is and will remain throughout the Facility Period a directly or indirectly wholly owned subsidiary of SNSA.

4.13                               Material Adverse Change  There has been no material adverse change in the condition (financial or otherwise) of the Borrower or any of the Guarantors since 31 August 2005.

4.14                           SNSA’s company Status  SNSA operates as a milliardaire holding company and finance holding company under Luxembourg law pursuant to the terms of a letter of the “Administration de l’Enregistrement et des Domaines” dated 14 September 1984 and its centre of main interest is and will remain in Luxembourg throughout the Facility Period.

4.15                           Liabilities  There are no liabilities (contingent or otherwise) of the SNSA Group which were not disclosed by (i) the 20-F Filing (including the notes thereto and the discussion of anticipated capital expenditures contained therein) or reserved against therein except where such disclosure or reserve is not required by US GAAP, nor any unrealised or anticipated losses arising from commitments entered into by any member of the SNSA Group which were not so disclosed or reserved against but which, if they had been disclosed or reserved against, would have materially affected the content of those financial statements or (ii) any Press Statement delivered by the Borrower or SNSA to the Agent.

4.16                           Money Laundering  In relation to obtaining any Drawing, the performance and discharge of its obligations and liabilities under this Agreement and any of the other Security Documents and the transactions and other arrangements effected or contemplated by this Agreement and any of the other Security Documents to which the Borrower is a party, the Borrower is acting for its own account and that none of the foregoing activities will involve or lead to the contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in each of Article 1 of Directive 91/308/EEC issued by Council of the European Community and the USA Patriot Act 2001, Publ. L. No 107-56).

4.17                           No Immunity from suit  None of the Security Parties nor any of their respective assets or other property enjoys, nor will any Security Party assert or claim at any time during the Facility Period, any right of immunity from set-off, suit or execution in respect of its obligations under the Security Documents to which it is a party.

4.18                           Finance company Status  That (i) the Borrower complies with and shall throughout the Facility Period continue to comply (to the extent applicable), with the regulations of the Netherlands Ministry of Finance dated 4 February 1993 with respect to finance companies and that the application of the Facility is and will throughout the Facility Period continue to be in accordance with such regulations and (ii) all notice requirements to the Dutch central bank pursuant to the Foreign Financial relations Act (“Wet Financiele Betrekkingen Buitenland”) 1994 have been complied with and shall throughout the Facility Period continue to be complied with.

4.19                           Dutch Regulatory Compliance  That:-

4.19.1                  each of the Borrower, the Shipowning Guarantors, Stolt Nielsen Holdings BV and Stolt Nielsen Transportation Group BV (together the “Dutch Companies”) has their centre of main interest (within the meaning of Council Regulation (EC) Number 1346/2000 of 29 May 2000 on Insolvency Proceedings (the “European Insolvency Regulation”)) in The Netherlands and that none of them has an establishment (within the meaning of the European Insolvency Regulation) outside The Netherlands;

4.19.2                  none of the Dutch Companies has a direct or indirect financial interest (in the form of a shareholding) in any one of the Finance Parties;

4.19.3                  all payments under the Security Documents are made between (i) the Finance Parties and the Borrower or from time to time (ii) the Finance Parties or any of the other Dutch Companies and/or any other company within the SNSA Group that is entitled or obliged under the Security Documents to receive or make such payments;

4.19.4                  the Facility qualifies as an ordinary (i.e. “straight forward”) loan under Dutch Corporate Income Tax Law;

4.19.5                  no drawings, repayments and prepayments under the Agreement qualify as informal capital contributions or a hybrid loan as meant under Article 10, Paragraph 1, of the Dutch Corporate Income Tax Act;

4.19.6                  the terms and conditions of the Agreement were concluded at arm’s length;

4.19.7                  the Borrower acts and performs all transactions within the scope of article 2 of the exemption regulation (vrijstellingsregeling) to the Act of Credit System 1992 (Wet toezicht Kredietwezen 1992); and

4.19.8                  the shares in the share capital of each of the Dutch Companies (a) have not been repurchased, cancelled, split, reduced or combined, (b) are free from all Encumbrances, (c) are fully paid up and (d) are free from any defect which might result in rescission or avoidance of such shares.

5                                         Currency

5.1                                 Selection of Permitted Currency  The Borrower may from time to time in accordance with this Clause select the Permitted Currency in which it wishes any Drawing to be denominated. A selection shall be made by the Borrower in the Drawdown Notice relating to the Drawing in question, in which event the Drawing shall be advanced in, and remain denominated in, the Permitted Currency selected until repayment of that Drawing in accordance with this Agreement. If the Borrower fails to select a Permitted Currency for any Drawing in a Drawdown Notice, the Borrower shall be deemed to have selected that the Drawing in question be advanced in, and denominated in, Dollars.

5.2                                 Conditions precedent  The denomination of any Drawing in a Permitted Currency other than Dollars shall be subject to the following:-

5.2.1                        no Drawing may at any time during the Facility Period be denominated in more than one Permitted Currency and any Drawdown Notice requesting denomination of a Drawing in more than one Permitted Currency shall be of no effect;

5.2.2                        the Facility may not, at any time during the Facility Period, be denominated in more than three Permitted Currencies and any Drawdown Notice which, if acted on, would result in the Facility being denominated in more than three Permitted Currencies shall be of no effect; and

5.2.3                        a Drawing may only be denominated in a Permitted Currency other than Dollars if the Agent certifies by notice in writing to the Borrower, which notice shall be final and conclusive, that deposits in the Permitted Currency selected for the amount of the Drawing and for the Interest Period selected are available to the Banks in the normal course of business in the relevant interbank market on the relevant date.

5.3                                 Non-availability of Permitted Currency  If, in any Permitted Currency selected (other than Dollars), deposits of the specified amount and for the specified Interest Period are not available to any Bank in the normal course of business in the relevant interbank market on the relevant date such Bank shall notify the Agent who shall in turn notify the Borrower and offer on behalf of the Banks to advance that Drawing to the Borrower in Dollars. The Borrower may accept the advance of the Drawing in Dollars by confirming its acceptance to the Agent in writing two (2) Business Days before the Advance Date requested in which case the Drawing in question shall be advanced and denominated in Dollars. If the Borrower does not advise the Agent that it accepts the advance of the Drawing in Dollars within the requisite period, the Drawdown Notice requesting such Drawing in the Permitted Currency which was not available shall be deemed to be cancelled and the Banks shall have no obligation thereunder.

5.4                                 Repayment  During each Interest Period in which a Drawing is denominated in a Permitted Currency other than Dollars, the obligation of the Borrower to repay that Drawing and to pay interest in respect of that Drawing shall be an obligation to repay the Drawing and to pay interest in respect of the Drawing in the Permitted Currency in which the Drawing is then denominated, whether or not the Facility or any part thereof shall have become repayable by acceleration.

5.5                                 Currency fluctuations  If on any Interest Payment Date the Agent shall determine that the Facility Outstandings when converted into Dollars on such date (the “Conversion Amount”) exceed the Maximum Available Facility Amount, then the Borrower shall immediately pay to the Agent (on behalf of the Banks) the amount, denominated in any Permitted Currency on such date, by which the Conversion Amount exceeds the Maximum Available Facility Amount.

6                                         Repayment and Prepayment

6.1                                 Repayment  Each Drawing shall be repaid by the Borrower to the Agent on behalf of the Banks on the last day of its Interest Period unless the Borrower selects a further Interest Period for that Drawing in accordance with Clause 7.1, provided that the Borrower shall not be permitted to select and shall not be deemed to have selected such further Interest Period if an Event of Default, Potential Event of Default or any of the circumstances described in Clause 17.9 has occurred and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. The Borrower shall on the Termination Date repay to the Agent as agent for the Banks the Indebtedness.

6.2                                 Prepayment  Subject to Clause 6.4, the Borrower may prepay the Facility Outstandings in the relevant Permitted Currency in whole or in part in a minimum amount of five million Dollars ($5,000,000) or any greater whole number of millions of Dollars or the Equivalent Amount thereof in the relevant Permitted Currency (or as otherwise may be agreed by the Agent) provided that it has first given to the Agent not fewer than three Business Days’ prior written notice expiring on a Business Day of its intention to do so. Any notice pursuant to this Clause 6.2 once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

6.3                                 Prepayment indemnity  If the Borrower shall, subject always to Clause 6.2, make a prepayment on a Business Day other than the last day of an Interest Period, it shall pay to the Agent on behalf of the Banks any amount which is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the prepayment in question.

6.4                                 Application of prepayments  Any prepayment (including for the avoidance of doubt any sums received by the Agent in respect of the Insurance Proceeds Amount) in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other expenses outstanding; secondly of all interest accrued with respect to the outstanding Drawings in the currency in which the prepayment is to be made and thirdly of the outstanding Drawings in the currency in which the prepayment is to be made in inverse order of maturity.

6.5                                 Reborrowing of prepayments  Any amount prepaid pursuant to this Agreement may be reborrowed subject to and in accordance with Clause 2.4.4.

7                                         Interest

7.1                                 Interest Periods  The period during which any Drawing shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of one, two, three, six or twelve months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Banks in their discretion. If, in respect of any Drawing, the Borrower fails to select an Interest Period in accordance with this Clause, the Borrower shall (subject to Clause 6.1) be deemed to have selected an Interest Period for that Drawing of three months’ duration.

7.2                                 Beginning and end of Interest Periods  The first Interest Period in respect of each Drawing shall begin on the Advance Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected or deemed selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected or deemed selected in accordance with Clause 7.1. However, in respect of any Drawings outstanding on the Termination Date, the Interest Period applicable to such Drawings shall end on the Termination Date.

7.3                                 Interest rate  During each Interest Period, interest shall accrue on each Drawing at the rate determined by the Agent to be the aggregate of (a) the applicable Margin, (b) the relevant Interbank Market Offer Rate and if applicable (c) the Mandatory Cost, determined in each case, at or about 11.00 a.m. on the second Business Day prior to the beginning of the Interest Period relating to that Drawing. The Margin may be adjusted if necessary on any Margin Review Date during the Interest Period.

7.4                                 Accrual and payment of interest  During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year or a 365 day year, as applicable, and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding three months, on the last day of each successive three month period after the beginning of that Interest Period.

7.5                                 Ending of Interest Periods  If any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

7.6                                     Default Rate  If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded monthly, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Banks on demand.

7.7                                 Determinations conclusive  Each determination of an interest rate made by the Agent in accordance with Clause 7 shall (save in the case of manifest error or on any question of law) be final and conclusive.

8                                         Guarantee and Indemnity

8.1                                 The Borrower’s Obligations In consideration of the agreement of the Banks to make the Facility available to the Borrower, each of the Guarantors (on a joint and several basis):-

8.1.1                        irrevocably and unconditionally guarantees to discharge on demand the Borrower’s Obligations, including Default Interest from the date of demand until the date of payment, both before and after judgement; and

8.1.2                        agrees, as a separate and independent obligation, that, if any of the Borrower’s Obligations are not recoverable from the Guarantors or any of them under Clause 8.1.1 for any reason, each of the Guarantors will be liable to the Finance Parties as principal debtor by way of indemnity for the same amount as that for which it would have been liable had those Borrower’s Obligations been recoverable and agrees to discharge its liability under this Clause 8.1.2 on first demand together with Default Interest from the date of demand until the date of payment, both before and after judgement.

8.2                                 Continuing Security The Guarantee is a continuing security for the full amount of the Borrower’s Obligations from time to time and shall remain in force notwithstanding the liquidation of the Borrower or any change in the constitution of the Borrower or of any Finance Party or the absorption of or amalgamation by any Finance Party in or with any other entity or the acquisition of all or any part of the assets or undertaking of any Finance Party by any other entity.

8.3                                 Preservation of Guarantors’ Liability

8.3.1                        The Banks may without the Guarantors’ consent and without notice to the Guarantors and without in any way releasing or reducing the Guarantors’ Liabilities:-

(a)                                  amend, novate, supplement or replace all or any of the Borrower’s Security Documents;

(b)                                 increase or reduce the amount of the Facility or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Facility);

(c)                                  allow to the Borrower or to any other person any time or other indulgence;

(d)                                 renew, vary, release or refrain from enforcing any of the Borrower’s Security Documents or any other security, guarantee or indemnity which the Agent may now or in the future hold from the Borrower or from any other person;

(e)                                  compound with the Borrower or any other person;

(f)                                    enter into, renew, vary or terminate any other agreement or arrangement with the Borrower or any other person; or

(g)                                 make any concession to the Borrower or do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantors or any of them under the Guarantee.

8.3.2                        The liability of each of the Guarantors under the Guarantee shall not be affected by:-

(a)                                  the absence of or any defective, excessive or irregular exercise of any of the powers of the Borrower or of any Surety;

(b)                                 any security given or payment made to the Finance Parties or any of them by the Borrower or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time;

(c)                                  the liquidation, administration, receivership or insolvency of any of the Guarantors;

(d)                                 any other security, guarantee or indemnity now or in the future held by the Finance Parties or any of them being defective, void or unenforceable, or the failure of the any Finance Party to take any security, guarantee or indemnity;

(e)                                  any compromise or arrangement under Part I or Part VII of the Insolvency Act 1986 or section 425 of the Companies Act 1985 (or any statutory modification or re-enactment of either of them for the time being in force) or under any analogous provision of any foreign law;

(f)                                    the novation of any of the Borrower’s Obligations;

(g)                                 anything which would not have released or reduced the liability of all or any of the Guarantors to the Finance Parties had the liability of each of the Guarantors under Clause 8.1.1 been as a principal debtor of the Finance Parties and not as a guarantor.

8.4                                 Preservation of Banks’ Rights

8.4.1                        The Guarantee is in addition to any other security, guarantee or indemnity now or in the future held by the Finance Parties in respect of the Borrower’s Obligations, whether from the Borrower, the Guarantors or any other person, and shall not merge with, prejudice or be prejudiced by any such security, guarantee or indemnity or any contractual or legal right of each Finance Party.

8.4.2                        Any release, settlement, discharge or arrangement relating to the liabilities of all or any of the Guarantors under the Guarantee shall be conditional on no payment, assurance or security received by the Finance Parties in respect of the Borrower’s Obligations being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Agent) analogous circumstance and after any such avoidance or reduction the Finance Parties shall be entitled to exercise all of their rights, powers, discretions and remedies under or pursuant to the Guarantee and/or any other rights, powers, discretions or remedies which they would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

8.4.3                        Following the discharge of the Borrower’s Obligations, the Finance Parties shall be entitled to retain any security which they may hold for the liabilities of each of the Guarantors under the Guarantee until the Finance Parties are satisfied in their reasonable discretion that they will not have to make any payment under any law referred to in Clause 8.4.2.

8.4.4                        Until all claims of the Finance Parties in respect of the Borrower’s Obligations have been discharged in full:-

(a)                                  none of the Guarantors shall be entitled to participate in any security held or sums received by any Finance Party in respect of all or any part of the Borrower’s Obligations;

(b)                                 none of the Guarantors shall stand in the place of, or be subrogated for, any of the Finance Parties in respect of any security nor take any step to enforce any claim against the Borrower or any Surety (or the estate or effects of any such person) nor claim or exercise any right of set off or counterclaim against the Borrower or any Surety nor make any claim in the bankruptcy or liquidation of the Borrower or any Surety in respect of any sums paid by any Guarantor to the Finance Parties or any of them or in respect of any sum which includes the proceeds of realisation of any security at any time held by the Finance Parties or any of them in respect of all or any part of the Guarantors’ Liabilities; and

(c)                                  none of the Guarantors shall take any steps to enforce any claim which it or they may have against the Borrower or any Security Party without the prior written consent of the Agent acting on behalf of an Instructing Group, and then only on such terms and subject to such conditions as the Agent acting on behalf of an Instructing Group may impose.

8.4.5                        The Guarantors’ Liabilities shall be continuing for all purposes (including Default Interest) and every sum of money which may now or in the future be or become due or owing to the Finance Parties by the Borrower under the Security Documents to which the Borrower is a party (or which would have become due or owing had it not been for the bankruptcy, liquidation or insolvency of the Borrower) shall be deemed to continue due and owing to the Finance Parties by the Borrower until such sum is actually repaid to the Finance Parties, notwithstanding the bankruptcy, liquidation or insolvency of the Borrower.

8.4.6                        The Finance Parties may, but shall not be obliged to, resort for their own benefit to any other means of payment at any time and in any order they think fit without releasing or reducing the Guarantors’ Liabilities.

8.4.7                        The Finance Parties may enforce the Guarantee either before or after resorting to any other means of payment or enforcement and, in the latter case, without entitling the Guarantors or any of them to any benefit from or share in any such other means of payment for so long as the Borrower’s Obligations have not been discharged in full.

8.5                                 Other Security  Each of the Guarantors confirms that it has not taken and will not take without the prior written consent of the Agent acting on behalf of an Instructing Group (and then only on such terms and subject to such conditions as the Agent may impose acting on behalf of an Instructing Group) any security from the Borrower or from any Surety in connection with the Guarantee and any security taken by the Guarantors or any of them in connection with the Guarantee notwithstanding this Clause shall be held by such Guarantor(s) in trust for the Agent on behalf of the Finance Parties absolutely as a continuing security for the Guarantors’ Liabilities.

8.6                                 Change of Law  Each of the Guarantors shall indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party (a) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (b) by operation of law. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

9                                         Fees

9.1                                 The Borrower shall pay to the Agent, for the account of the Banks in accordance with their Proportionate Shares, Commitment Commission in Dollars at the rate of forty per centum (40%) of the applicable Margin per annum on any undrawn part of the Maximum Facility Amount after the Execution Date. The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed and shall be paid quarterly in arrears on each Margin Review Date from the Execution Date until the Termination Date based upon the Margin in effect from time to time. Where any Commitment Commission is due and payable prior to the first Advance Date the applicable Margin shall be the Margin that would have applied to the Facility if all or any part of the Facility had been advanced under this Agreement.

9.2                                 The Borrower shall pay all other fees in the amount, at the times and in the manner set forth in the Fee Letter.

10                                  Security Documents

As security for the repayment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date, the following Security Documents in favour of the Security Trustee and otherwise in such forms and containing such terms and conditions as the Agent shall require:-

10.1                           the Mortgages and Deeds of Covenants a first preferred and/or first priority mortgage together, where applicable, with a collateral deed of covenants, over each Vessel;

10.2                           the Assignments  a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of each Vessel; and

10.3                           the Shipowners’ Guarantee  the joint and several guarantee and indemnity of the Shipowning Guarantors.

11                                  Agency and Trust

11.1                           Appointment  Each of the Banks, the Underwriters and the Lead Arrangers, appoints the Agent its agent for the purpose of administering the Facility and the Security Trustee for the purpose of administering the Security Documents and authorises the Agent and/or the Security Trustee (as the case may be) and their directors, officers, employees and agents acting on the instructions from time to time of (i) an Instructing Group, in the case of the Agent and (ii) the Agent, in the case of the Security Trustee and subject to Clauses 11.4 and 11.19, to execute the Security Documents on its behalf and to exercise all rights, powers, discretions and remedies vested in the Banks under or pursuant to the Security Documents, together with all powers reasonably incidental to them.

11.2                           Authority  Subject to Clause 11.4, each of the Banks, the Lead Arrangers and the Underwriters irrevocably authorises the Agent and/or the Security Trustee (as the case may be), acting on the instructions from time to time of (i) an Instructing Group, in the case of the Agent and (ii) the Agent, in the case of the Security Trustee:-

11.2.1                              to give or withhold any consents or approvals;

11.2.2                              to exercise, or refrain from exercising, any discretions;

11.2.3                              to collect, receive, release or pay any money;

11.2.4                              to amend or waive any covenant contained in any of the Security Documents; and/or

11.2.5                              to waive the occurrence of any Potential Event of Default;

under or pursuant to any of the Security Documents. Neither the Agent nor the Security Trustee shall have duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions if to do so would, in the opinion of the Agent or the Security Trustee (as the case may be), be contrary to any provision of the Security Documents or to any law, or would expose the Agent or the Security Trustee (as the case may be) to any actual or potential liability to any third party.

11.3                           Trust  The Security Trustee agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Security Trustee holds the Trust Property on trust for the Finance Parties. The obligations, rights and benefits vested in the Security Trustee shall be performed and exercised in accordance with this Clause. The Security Trustee shall have the benefit of all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

11.3.1                              the Security Trustee (and any attorney, agent or delegate of the Security Trustee) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the

Security Trustee or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

11.3.2                              the other Finance Parties acknowledge that the Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

11.3.3                              the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the Execution Date; and

11.3.4                              the Security Trustee’s right to be indemnified pursuant to Clause 19.5 shall remain in full force and effect notwithstanding the discharge of the Security Documents.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Trustee or the Trust Property.

11.4                               Limitations on authority  Except with the prior written consent of each of the Banks, neither the Agent nor the Security Trustee shall be entitled to :-

11.4.1                              release or vary any security given for the Borrower’s obligations (including, without limitation, security in respect of the Vessels) under this Agreement; nor

11.4.2                              except as otherwise provided in this Agreement, agree to waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

11.4.3                              change the meaning of the expression “Instructing Group”; nor

11.4.4                              exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

11.4.5                              extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

11.4.6                              take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents (including, without limitation, any increase in respect of its Commitment); nor

11.4.7                              agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

11.4.8                              agree to amend this Clause 11.4; nor

11.4.9                              agree to amend Clauses 1.1.68 (Margin), 7.3, 9.1 or 13; nor

11.4.10                        agree to increase the Maximum Facility Amount.

11.5                           Liability  Neither the Agent, the Security Trustee nor any of their directors, officers, employees or agents shall be liable to the Banks, the Underwriters or the Lead Arrangers, for anything done or omitted to be done by the Agent or the Security Trustee (as the case may be) under or in connection with the Security Documents unless as a result of the Agent’s or the Security Trustee’s wilful misconduct or gross negligence.

11.6                           Acknowledgement  Each of the Banks, the Underwriters and the Lead Arrangers acknowledges that:-

11.6.1                              it has not relied on any representation made by the Agent or the Security Trustee or any of the Agent’s or the Security Trustee’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent or the Security Trustee (as the case may be) to induce it to enter into any of the Security Documents;

11.6.2                              it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Facility;

11.6.3                              it has made its own appraisal of the creditworthiness of the Security Parties;

11.6.4                              neither the Agent nor the Security Trustee (as the case may be) shall have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent or the Security Trustee (as the case may be) pursuant to the express terms of the Security Documents.

Each of the Banks, the Underwriters and the Lead Arrangers, agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or the Security Trustee (as the case may be) or against any other person acting or purporting to act on behalf of the Agent or the Security Trustee (as the case may be) any claim which it might have against them in respect of any of the matters referred to in this Clause.

11.7                           Limitations on responsibility  Neither the Agent nor the Security Trustee shall have any responsibility to any of the Security Parties or to the Banks, the Underwriters or the Lead Arrangers, on account of:-

11.7.1                              the failure of a Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

11.7.2                              the financial condition of any of the Security Parties;

11.7.3                              the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

11.7.4                              the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

11.8                           The Agent’s and Security Trustee’s rights  The Agent and the Security Trustee may:-

11.8.1                              assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent or as the Security Trustee (as the case may be), it has acquired actual knowledge to the contrary; and

11.8.2                              assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent or as the Security Trustee (as the case may be), it has acquired actual knowledge to the contrary; and

11.8.3                              rely on any document or Communication believed by it to be genuine; and

11.8.4                              rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

11.8.5                              rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties or the other Finance Parties on a certificate, declaration, instruction or other document signed by or on behalf of that Security Party or that Finance Party (as the case may be); and

11.8.6                              refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by (i) an Instructing Group, in the case of the Agent and (ii) the Agent, in the case of the Security Trustee) and unless and until the Agent or the Security Trustee, as appropriate, has received from the Banks any payment which the Agent, or the Security Trustee, as appropriate, may require on account of, or any security which the Agent, or the Security Trustee, as appropriate, may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

11.9                           The Agent’s and Security Trustee’s duties

11.9.1                              The Agent shall if requested in writing to do so by an Instructing Group, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default and the Security Trustee hereby authorises the Agent to make such enquiries on its behalf in relation to the Security Documents referred to in Clause 10.

11.9.2          The Agent shall inform the Banks promptly of any Event of Default of which the Agent has actual knowledge.

11.9.3          The Security Trustee will inform the Agent promptly of any Event of Default of which the Security Trustee has actual knowledge.

11.9.4          The Security Trustee will inform the Agent promptly of any notices or other communications received by the Security Trustee under the Security Documents referred to in Clause 10.

11.10       No deemed knowledge  Neither the Agent nor the Security Trustee shall be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent or the Security Trustee (as the case may be).

11.11       Other business  Each of the Agent and the Security Trustee and their affiliates may, without any liability to account to any of the Banks, the Underwriters or the Lead Arrangers generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective Subsidiaries or associated companies or with a Bank as if it were not the Agent or the Security Trustee (as the case may be).

11.12       Indemnity  The Banks shall, promptly on the Agent’s or the Security Trustee’s (as the case may be) request, reimburse the Agent or the Security Trustee (as the case may be) in their respective Proportionate Shares, for, and keep the Agent or the Security Trustee (as the case may be) fully indemnified in respect of:-

11.12.1        all amounts payable by the Borrower to the Agent pursuant to Clause 19 to the extent that those amounts are not paid by the Borrower;

11.12.2        all liabilities, damages, costs and claims sustained or incurred by the Agent or the Security Trustee, as appropriate, in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent or the Security Trustee (as the case may be) under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent’s or the Security Trustee’s wilful misconduct or gross negligence.

11.13       Employment of agents  In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent or the Security Trustee (as the case may be) shall be entitled (i) to employ and pay agents to do anything which the Agent or the Security Trustee (as the case may be) is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) without any liability (a) for the acts or omissions of such agents or (b) to supervise such agents and (ii) to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent or the Security Trustee (as the case may be) in good faith to be competent to give such opinion, advice or information.

11.14       Distribution of payments  Subject to Clause 11.3.1, every sum of money received by the Security Trustee under or pursuant to the Security Documents shall be paid promptly to the order of the Agent. The Agent shall pay promptly to the order of each of the Banks that Bank’s Proportionate Share of every sum of money received by the Agent from the Security Trustee or otherwise pursuant to the Security Documents or the Mortgagees’ Insurances (with the exception of (a) any amounts payable pursuant to Clause 9.1 and/or the Fee Letter or (b) any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Banks, the Underwriters or, the Lead Arrangers) which, until so paid, shall be held by the Agent or the Security Trustee on trust absolutely for that Bank, that Underwriter or that Lead Arranger (as the case may be).

11.15       Reimbursement  Neither the Agent nor the Security Trustee shall have any liability to pay any sum to any Finance Party or Security Party until it has itself received payment of that sum. If, however, the Agent or the Security Trustee (as the case may be) does pay any sum to any Finance Party or Security Party on account of any amount prospectively due to it pursuant to Clause 11.14 before it has itself received payment of that amount, and the Agent or the Security Trustee (as the case may be) does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees’ Insurances, the recipient will, on demand by the Agent or the Security Trustee (as the case may be), refund to the Agent or

Security Trustee (as appropriate) an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent or the Security Trustee (as the case may be) for any amount which the Agent or the Security Trustee (as the case may be) may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees’ Insurances and ending on the date on which the Agent or the Security Trustee (as appropriate) receives reimbursement.

11.16       Redistribution of payments  Unless otherwise agreed between the Finance Parties, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank’s Commitment), an amount greater than that Bank’s Proportionate Share of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the “Excess Amount”) then:-

11.16.1        that Bank shall promptly notify the Agent (which shall promptly notify each other Bank);

11.16.2        that Bank shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

11.16.3        the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

11.17       Rescission of Excess Amount  If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agent pursuant to this Clause shall repay to the Agent for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares (or, as appropriate, their Security Shares) in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 11.16.3 shall apply only to the retained amount.

11.18       Proceedings  Each of the Finance Parties shall notify the Agent of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement. No such Proceedings may be commenced without the prior written consent of an Instructing Group.

11.19       Instructions  Where the Agent or the Security Trustee is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group each of the Banks shall provide the Agent or the Security Trustee (as the case may be) with instructions within five Business Days of the Agent’s or the Security Trustee’s request (which request shall be made in writing). If a Bank does not provide the Agent or the Security Trustee (as the case may be) with instructions within that period, (i) that Bank shall be bound by the decision of the Agent or the Security Trustee (as the case may be), (ii) that Bank shall have no vote for the purposes of this Clause and (iii) the combined Proportionate Shares of the other Banks who provided such instructions shall be deemed to contribute 100%. Nothing in this Clause shall limit the right of the Agent or the Security Trustee (as the case may be) to take, or refrain from taking, any action without obtaining the instructions of the Banks if the Agent or the Security Trustee (as the case may be) in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent or the Security Trustee (as the case may be) will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent or the Security Trustee (as the case may be) pursuant to this Clause.

11.20       Communications  Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the Banks), in the case of the Security Trustee (in its capacity as Security Trustee or as one of the Banks) and in the case of the other Banks, at the address indicated in Schedule 1 Part A or such other addresses as shall be duly notified in writing to the Agent on behalf of the Banks.

11.21       Payments  All amounts payable to a Bank under this Clause shall be paid to such account at such bank as that Bank may from time to time direct in writing to the Agent.

11.22       Retirement Subject to a successor being appointed in accordance with this Clause, the Agent or the Security Trustee may retire as agent or security trustee (as the case may be) at any time without assigning any reason by giving to the Borrower and the other Finance Parties notice of its intention to do so, in which event the following shall apply:-

11.22.1        the Agent or the Security Trustee may, by not less than fourteen days’ notice to each of the other parties to this Agreement, appoint any holding or subsidiary company of the Agent or the Security Trustee, or any other subsidiary (direct or indirect) of the Agent’s ultimate holding company as its successor;

11.22.2        if the Agent or the Security Trustee does not appoint a successor in accordance with Clause 11.22.1, an Instructing Group may, with the consent of the Borrower, not to be unreasonably withheld, within thirty days after the date of the Agent’s or the Security Trustee’s notice appoint a successor to act as agent and/or security trustee or, if they fail to do so, the Agent or the Security Trustee (as the case may be) may, with the consent of the Borrower, not to be unreasonably withheld, appoint any other bank or financial institution as its successor;

11.22.3        the resignation of the Agent or the Security Trustee shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the other Finance Parties;

11.22.4        the Agent or the Security Trustee (as the case may be) shall thereupon be discharged from all further obligations as agent or security trustee but shall remain entitled to the benefit of the provisions of this Clause;

11.22.5        the Agent’s or the Security Trustee’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

11.23       No fiduciary relationship  Except as provided in Clauses 11.3 and 11.14, neither the Agent nor the Security Trustee shall have any fiduciary relationship with or be deemed to be a trustee of or for a Bank, an Underwriter or a Lead Arranger (as the case may be) and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks, Underwriters or Lead Arrangers or between the Agent or the Security Trustee and any Bank, Underwriter or Lead Arranger (as the case may be).

12           Covenants

Each of the Borrower and the Guarantors covenants with the Finance Parties in the following terms for the duration of the Facility Period.

12.1         Negative covenants

Neither the Borrower nor any of the Guarantors will:-

12.1.1          no third party rights  without the Banks’ prior written consent permit any of the Shipowning Guarantors to create or permit to arise or continue any Encumbrance on or over all or any part of its assets or undertaking (including, without limitation, accounts receivable) other than Permitted Liens; nor

12.1.2          no change in management  without the prior written consent of an Instructing Group, permit the appointment, sub-contracting or delegation of the commercial or technical management of the Vessels to anyone other than the Managers, nor terminate or amend any Management Agreement and/or the arrangements for the commercial or technical management of the Vessels in a manner which is in the reasonable opinion of the Agent, detrimental to the interests of the Finance Parties or any of them, provided that any termination, amendment, appointment, sub-contracting or delegation of any Management Agreement and/or management arrangements referred to above by, with or to a Stolt Manager shall not be deemed to be detrimental to the interests of the Finance Parties or any of them as long as all management obligations continue to be performed by one or more Stolt Managers and each said Stolt Manager becomes or remains party to agreements with the Agent or the Security Trustee (as the case may be) subordinating its rights in the Vessels to those of the Finance Parties in terms substantially the same as contained in Schedule 6 Part A where the new Stolt Manager is also a bareboat charterer of any Vessel and Schedule 6 Part B where the new Stolt Manager is a manager only of any Vessel; nor

12.1.3          merger, amalgamation or a voluntary liquidation in lieu of merger  without the prior written consent of an Instructing Group, permit any merger, amalgamation or (in the case of the Guarantors other than SNSA) voluntary liquidation in lieu of merger of all or part of any Security Party unless (i) the Security Party in question remains the surviving entity following any such merger, amalgamation or voluntary liquidation in lieu of merger (or if the merger, amalgamation or a voluntary liquidation in lieu of merger involves more than one Security Party, that one Security Party remains the surviving entity); and (ii) such surviving entity is not divested of any material part of the assets or operations of the merging or amalgamating entities with its core business of chemical transportation maintained; and (iii) in the case of SNSA only, such merger or amalgamation has been approved by a duly passed resolution of SNSA’s shareholders if required by applicable law; nor

12.1.4           no sale of Vessels/Shipowning Guarantors without the prior written consent of the Banks sell or cause to be sold or dispose or cause to be disposed of in whole or in part any Vessel or the shares in any Shipowning Guarantor nor agree to do so unless the Borrower (i) simultaneously makes such prepayments under Clause 2.4.3, (ii) offers such additional collateral pursuant to Clause 2.4.5 as may be necessary to maintain compliance with Clause 2.4.3 or (iii) would remain in compliance with Clause 2.4.3 without any such prepayment or provision of additional collateral provided in (i) and (ii) above; nor

12.1.5           sale of other assets without the prior written consent of an Instructing Group, procure that a member of the SNSA Group shall, sell, lease,

transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) the whole or any part of its property or assets (other than in accordance with Clause 12.1.4) except on arm’s length commercial terms or to another member of the SNSA Group; nor

12.1.6           purchase of Margin Stock  utilise all or any part of the Facility for the purchase of Margin Stock as that term is defined in Regulation U of the United States Board of Governors of the Federal Reserve System.

12.2         Positive covenants

The Borrower and/or the Guarantors, as the case may be, will in the absence of a waiver granted by the Agent acting under instructions as set forth in the individual Sub-Clauses of Clause 12.2 or if no terms for waiver are set forth in any such Sub-Clause, then under instructions of an Instructing Group under Clause 11.2 or the Banks under Clause 11.4 (as the case may be) comply with the following covenants:-

12.2.1          Registration of Vessels  Each of the Borrower and the Guarantors undertakes to procure the maintenance of the registration of the Vessels under the flags and ownerships indicated in Schedule 3 for the duration of the Facility Period unless otherwise approved by an Instructing Group in writing.

12.2.2          Valuations  For the purposes of Clause 2.4 the Borrower shall at its expense throughout the Facility Period deliver to the Agent a Valuation in respect of each Vessel (i) at least annually after the Execution Date and (ii) at any one further time during each year of the Facility Period as requested by the Agent acting on behalf of an Instructing Group.

12.2.3          Financial statements  The Borrower will supply to the Agent (with sufficient copies for distribution to each of the Banks), without request,

(a)       on a consolidated basis:-

(i)        SNSA’s annual consolidated audited accounts prepared in accordance with US GAAP within one hundred and eighty (180) days of the end of the fiscal year to which they relate and such financial statements shall accurately and fairly represent the financial condition of the SNSA Group; and

(ii)       SNSA’s unaudited consolidated quarterly financial statements not later than ninety (90) days after the end of the relevant fiscal quarter; and

(b)           the annual update to SNSA Group’s three year plan when approved by SNSA’s board of directors; and

(c)           any other financial information prepared by SNSA in the normal course of its business (including, but not limited to, cashflow forecasts) which may reasonably be requested by the Banks.

12.2.4          Other information  The Borrower will promptly supply to the Agent (with sufficient copies for distribution to each of the Banks) copies of all financial and other information from time to time given by SNSA to its shareholders (provided that any information made available to the public on SNSA’s World Wide Web site shall be deemed supplied for this purpose) and such information and explanations as the Agent may from time to time reasonably require in connection with the operation of the Vessels and the Borrower’s and SNSA’s profit and liquidity, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

12.2.5          ISM Code compliance  In respect of each Vessel at any time subject to the ISM Code the Borrower will:-

(a)           procure that each Vessel remains for the duration of the Facility Period subject to a SMS;

(b)           maintain a valid and current SMC for each Vessel throughout the Facility Period;

(c)           if it is not itself the Company, procure that the Company maintains a valid and current DOC throughout the Facility Period;

(d)           promptly report to the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of any Vessel’s SMC or of the Company’s DOC;

(e)           promptly report to the Agent in writing (i) any accident involving any Vessel which may result in that Vessel’s insurers making payment directly to the Agent in accordance with the relevant Security Documents or (ii) any “major non-conformity”, as that term is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), and of the steps being taken to remedy the situation; and

(f)            not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of the Company.

12.2.6          ISPS Code  Throughout the Facility Period the Borrower shall procure compliance, in relation to each Vessel, with the ISPS Code or any replacement of the ISPS Code and in particular, without limitation, shall:-

(a)           procure that each Vessel and the company responsible for that Vessel’s compliance with the ISPS Code complies with the ISPS Code; and

(b)           maintain for each Vessel throughout the Facility Period an ISSC; and

(c)           notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC for any Vessel.

12.2.7          Annex VI compliance  The Borrower will:

(a)           for the duration of the Facility Period procure compliance with Annex VI in relation to the Vessels and procure that the Vessels’ masters and other officers are familiar with, and that the Vessels comply with, Annex VI;

(b)           maintain a valid and current IAPPC for each Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)           immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

12.2.8          Insurances  The Borrower shall ensure that each of the Vessels is fully insured upon the terms and conditions set forth in the Mortgages or Deed of Covenants (as the case may be). In addition, each of the Borrower and the Guarantors shall ensure that its property and assets are insured against such risks and in such amounts as are customary for companies engaged in similar businesses with reputable and financially sound insurers.

12.2.9          Classification  The Borrower shall ensure that each Vessel is classed and maintained as 100 A1 by Lloyd’s Register of Shipping, or + A1 by Det norske Veritas, (in each case modified, as appropriate, from time to time), or with the highest applicable class necessary properly to operate such Vessel of the American Bureau of Shipping or such other classification society acceptable to the Agent, and that such classification will be maintained and not changed in any way during the Facility Period, (or in the event of any change of classification immediate steps are taken to restore such classification within one (1) month from the date on which such change occurred).

12.2.10        Certificate of Compliance SNSA shall deliver to the Agent a duly executed Certificate of Compliance ninety (90) days after the end of each fiscal quarter of SNSA occurring during the Facility Period certifying (inter alia) compliance with the covenants contained in Clause 12.3.

12.2.11        Inspection of records  Each of the Borrower and each of the Guarantors will each permit the inspection of its financial records and accounts from time to time during business hours by the Agent or its nominee.

12.2.12        Notification of Event of Default  Each of the Borrower and each of the Guarantors will immediately notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default or any event which will materially adversely affect the ability of either of the Borrower or any of the Guarantors to perform its obligations under this Agreement or the ability of any of the other Security Parties to perform any of their obligations under any of the Security Documents to which they are a party or may become a party to.

12.2.13        Additional Filings/Notification  Each of the Borrower and each of the Guarantors shall ensure that (i) any additional filings required to ensure continuing compliance with Clause 4.10 will be made and/or effected promptly and within any applicable time limits imposed by law; and (ii) the Agent is immediately notified (a) if any of the Security Parties has an established place of business in the United Kingdom or the United States of America at any time during the Facility Period, (b) if any of the Security Parties changes the place of its chief executive office or principal place of business in the United States of America or (c) if any Shipowner Guarantor moves its registered office or chief executive office from the Netherlands.

12.2.14        Pari Passu  Each of the Borrower and each of the Guarantors shall ensure that its respective obligations under this Agreement shall at all times rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by any applicable laws to companies generally and not by contract.

12.2.15        Corporate Existence  Save as permitted by Clause 12.1.3, each of the Borrower and each of the Guarantors shall ensure that throughout the Facility Period each of the Security Parties shall (i) remain duly formed and validly existing under the laws of its respective jurisdiction of incorporation, (ii) remain authorised to do business in each jurisdiction in which it transacts its business, (iii) continue to have the power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Security Documents to which it is a party, and (iv) continue to comply with all statutory, regulatory and other requirements relative to its business where the failure to comply with such could reasonably be expected to have a material adverse effect on its business, assets or operations, financial or otherwise.

12.2.16        Admissibility In Evidence  Each of the Borrower and each of the Guarantors shall on the request of the Agent obtain all necessary authorisations, consents, approvals, licences, exemptions, filings, registrations, recordings and notarisations required or advisable in connection with the admissibility in evidence of the Security Documents or any of them in Proceedings in England or any other jurisdiction in which Proceedings have been commenced.

12.2.17        Compliance with law  Each of the Borrower and each of the Guarantors will comply (and will procure that each of the Shipowning Guarantors complies) in all material respects with the requirements of all applicable laws and/or regulations (including, without limitation, any environmental laws).

12.2.18        Payment of Taxes  Each of the Borrower and each of the Guarantors will ensure that all Taxes, the non-payment of which might reasonably be expected to have a material adverse effect on the financial condition of any of the Security Parties or of the SNSA Group are paid promptly and will provide the Agent with details of any demand issued for such Taxes.

12.2.19        Maintenance of records Each of the Borrower and each of the Guarantors will ensure that all of their accounting and other records (including operational records relating to all vessels and containers owned by, or leased to, members of the SNSA Group) are kept up to date and in such places as they are easily accessible in the event that the Agent wishes to inspect them pursuant to Clause 12.2.12.

12.2.20        Finance Company Status  The Borrower will ensure that throughout the Facility Period the Borrower will comply with the regulations of the Netherlands Ministry of Finance dated 4 February 1993 with respect to finance companies to the extent applicable and that the application of the Facility will be in accordance with such regulations. The Borrower will also ensure that throughout the Facility Period all notice requirements to the Dutch Central Bank pursuant to the Foreign

Financial Relations Act (“Wet Financiele Betrekkingen Buitenland”) 1994, are complied with.

12.2.21        SNSA’s company Status  SNSA will throughout the Facility Period operate as a milliardaire holding company and finance holding company under Luxembourg law pursuant to the terms of a letter of the “Administration de l’Enregistrement et des Domaines” dated 14 September 1984.

12.3         SNSA’s Financial Covenants Throughout the Facility Period SNSA shall:-

12.3.1      maintain a Consolidated Tangible Net Worth of not less than six hundred million Dollars ($600,000,000) or the equivalent in any other currency calculated at the end of each fiscal quarter;

12.3.2      maintain a Consolidated Debt to Consolidated Tangible Net Worth ratio of a maximum of 2.00:1.00, as calculated at the end of each fiscal quarter; and

12.3.3      maintain a Consolidated EBITDA to Consolidated Interest Expense ratio equal to or greater than 2.00:1.00 as calculated at the end of each fiscal quarter.

13           Earnings

Remittance of earnings Immediately upon the occurrence of an Event of Default, the Borrower shall procure that all Earnings are paid to such account(s) as the Agent shall from time to time specify by notice in writing to the Borrower.

14           Events of Default

14.1         The Agent’s rights  If any of the events set out in Clause 14.2 occurs, and such event (if, in the opinion of an Instructing Group, capable of remedy) remains unremedied for fourteen (14) days after notice thereof has been given by the Agent to the Borrower (except in relation to any of the events described in Clauses 14.2.1, 14.2.4, 14.2.5, 14.2.6, 14.2.16, 14.2.17, 14.2.18 and 14.2.20 where such remedy period shall not apply) the Agent (acting on the instructions of an Instructing Group) may at its discretion by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, whereupon the Indebtedness (or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind.

14.2         Events of Default  The events referred to in Clause 14.1 are:-

14.2.1          payment default  if the Borrower defaults in the payment of any principal forming part of the Indebtedness when due or any other part of the Indebtedness within three (3) Business Days of its due date; or

14.2.2          other default  if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents; or

14.2.3          misrepresentation or breach of warranty  if any representation, warranty or statement made, deemed to be made, or repeated under any of the Security Documents or in any accounts, certificate, notice, instrument, written statement or opinion delivered by a Security Party under or in connection with any Security Document is incorrect in any material respect when made, deemed to be made or repeated; or

14.2.4          execution  if a distress or execution or other process of a court or authority is levied on any of the property of any Security Party or Material Subsidiary before or after final judgment or by order of any competent court or authority for an amount in excess of seven million five hundred thousand Dollars ($7,500,000) or its equivalent in any other currency and is not satisfied or stayed (with a view to being contested in good faith) within fourteen (14) days of levy; or

14.2.5          insolvency events  if any Security Party or Material Subsidiary:-

(a)       resolves to appoint, or applies for, or consents to the appointment of, a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or part of its assets other than for the purposes of a merger, amalgamation or voluntary liquidation in lieu of merger pursuant to Clause 12.1.3; or

(b)       is unable or admits its inability to pay its debts as they fall due; or

(c)       makes a general assignment for the benefit of creditors; or

(d)       ceases trading or threatens to cease trading (except in the case of a Material Subsidiary as part of the ordinary course of business or with the consent of an Instructing Group, such consent not to be unreasonably withheld or for the purposes of a voluntary liquidation in lieu of merger pursuant to Clause 12.1.3); or

(e)       has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Agent in its discretion considers analogous thereto; or

14.2.6          insolvency proceedings  if any proceedings are commenced or threatened, or any order or judgment is given by any court, for the bankruptcy, liquidation (whether by the means of a voluntary liquidation or otherwise except as permitted pursuant to Clause 12.1.3), winding up, administration or re-organisation of any Security Party or Material Subsidiary or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any Security Party or Material Subsidiary or of all or part of the assets of any Security Party or Material Subsidiary, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee which proceeding is not discharged within thirty (30) days of its commencement; or

14.2.7          impossibility or illegality subject to the terms of Clause 17.7, if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents impossible, unlawful or unenforceable by any of the Finance Parties; or

14.2.8          conditions subsequent  if any of the conditions set out in Clause 3.2 is not satisfied within the time reasonably required by the Agent except where such condition has not been satisfied due to an act or omission on the part of a Finance Party; or

14.2.9          revocation or modification of consents etc. if any material consent, licence, approval or authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of the Banks in a material manner, or any material consent, licence, approval or authorisation ceases to remain in full force and effect; or

14.2.10        curtailment of business  if the business of any of the Security Parties is wholly or partially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties (other than a Vessel if it is that Security Party’s only asset) is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

14.2.11        loss of Vessel  if any Vessel, or any such other vessel which may from time to time be mortgaged to the Banks (or to the Security Trustee on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or otherwise becomes a Total Loss, except that a Total Loss shall not be an Event of Default if:-

(a)       such Vessel or such other vessel (as the case may be) is insured in accordance with the Security Documents; and

(b)       no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)       payment of the Insurance Proceeds Amount to the Security Trustee on behalf of the Banks is made on or before the date falling one hundred and eighty days (180) after the date the Total Loss occurred; or

14.2.12        acceleration of other indebtedness  if any other indebtedness or obligation for borrowed money of any Security Party or any Subsidiary of SNSA becomes due or capable of being declared due prior to its stated maturity by reason of default on the part of that Security Party or Subsidiary of SNSA (as the case may be), or is not repaid or satisfied on the due date for its repayment or any such other loan, guarantee or indebtedness becomes enforceable save, in either case, for amounts of less than seven million five hundred thousand Dollars ($7,500,000) in aggregate, or its equivalent in any other currency, and claims contested in good faith; or

14.2.13        reduction of capital  if any of the Security Parties reduces its authorised or issued or subscribed capital except reductions effected in compliance with Clause 12.1.3; or

14.2.14        challenge to registration  if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

14.2.15        war  if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

14.2.16        notice of termination  if any of the Guarantors or any Shipowning Guarantor gives notice to the Agent to determine its obligations under the Guarantee or the Shipowners’ Guarantee, as appropriate; or

14.2.17        claim against assets except for Permitted Liens, if a maritime or other lien, arrest, distress or similar charge is levied upon or against any Vessel or any substantial part of the assets of any of the Guarantors (on a consolidated basis) and is not discharged within fourteen (14) Business Days after any Security Party has become aware of the same; or

14.2.18        Borrower’s/Guarantor’s business  if all or a substantial part of the Borrower’s or any of the Guarantors’ business is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

14.2.19        ownership  if (i) the Borrower ceases to be a wholly owned subsidiary of SNSA; or (ii) any Guarantor or Shipowning Guarantor ceases to be 100% directly or indirectly owned by SNSA except as permitted under Clause 12.1.3; or (iii) members of the Stolt-Nielsen family cease for any reason to own and control, directly or indirectly, at least thirty per centum (30%) of the issued voting share capital of SNSA; or (iv) any individual shareholder, or group of shareholders acting in concert, outside the Stolt-Nielsen family owns a greater proportion of the issued voting share capital of SNSA than members of the Stolt-Nielsen family; or

14.2.20        final judgements  if any Security Party or Material Subsidiary fails to comply with any non appealable court order or fails to pay a final unappealable judgement against it, in either case, in excess of seven million five hundred thousand Dollars ($7,500,000), within fourteen (14) days; or

14.2.21        third party charters  if any Vessel which is on charter to a member of the SNSA Group is chartered for a period of twelve (12) months or more to a person who is not a member of the SNSA Group; or

14.2.22        core business if either the Borrower or any Guarantor shall, without the prior written consent of an Instructing Group, cease to carry on the business of the transportation of bulk liquid chemicals and other products customary for chemical and product tankers as its core activity.

15           Set-Off and Lien

15.1         Set-off  Each of the Borrower and the Guarantors irrevocably authorises the Finance Parties at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrower or any Guarantor to any of the Finance Parties (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower or any Guarantor (whether current or otherwise and whether or not subject to notice) with any branch of any of the Finance Parties in or towards satisfaction of the Indebtedness and, in the name of that Finance Party, the Borrower or that Guarantor (as the case may be), to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

15.2         Lien  If an Event of Default has occurred and is continuing, each Finance Party shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of any of the Security Parties (or of that Finance Party as agent or nominee of any of the Security Parties) from time to time held by that Finance Party, whether for safe custody or otherwise.

15.3         Restrictions on withdrawal  Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Borrower or any Guarantor (as the case may be) with any of the Finance Parties, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower or the Guarantors or any of them (as the case may be) after an Event of Default has occurred and while such Event of Default is continuing, but any Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

15.4         Application  Whilst an Event of Default is continuing, each of the Borrower and the Guarantors irrevocably authorises the Agent to apply all sums which the Agent or the Security Trustee may receive:-

15.4.1          pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

15.4.2          by way of payment to the Agent of any sum in respect of the Insurances, Earnings or Requisition Compensation of a Vessel; or

15.4.3          otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may in its discretion determine.

16           Assignment and Sub-Participation

16.1         Right to assign  Each of the Banks may assign or transfer all or any of its rights under or pursuant to the Security Documents to (i) any other branch of that Bank or to any other financial institution which is a subsidiary of that Bank or which is a subsidiary (direct or indirect) of that Bank’s ultimate holding company or to another Bank so long as such assignment or transfer does not result in the Borrower being subject to any additional Tax or other financial or legal obligations other than those contemplated by the terms of this Agreement at the time of such assignment or transfer or (ii) subject to the prior written consent of the Borrower (only where no Event of Default has occurred and is continuing) and an Instructing Group, any other bank or financial institution, and each of the Banks may grant sub-participations in all or any part of its Commitment. Unless such Bank is assigning all of its rights, the amount of the Commitment being assigned or transferred shall be at least ten million Dollars ($10,000,000) (the “Minimum Transfer Amount”). For the avoidance of doubt the Minimum Transfer Amount shall not apply to any sub-participations granted pursuant to Clause 16.1.

16.2         Borrower’s co-operation  Each of the Borrower and the Guarantors will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation pursuant to Clause 16.1; will execute and procure the execution of such documents as the Banks may require in connection therewith; and irrevocably authorises each of the Finance Parties to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility or the Security Documents which each such Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Banks generally).

16.3         Rights of assignee  Any assignee, transferee or sub-participant of a Bank shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that Bank.

16.4         Transfer Certificates  If any Bank wishes to transfer all or any of its Commitment as contemplated in Clause 16.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent:

16.4.1      to the extent that in such Transfer Certificate the Bank which is a party thereto seeks to transfer its Commitment in whole, the Borrower and such Bank shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Bank for breach of this Agreement (such rights, benefits and obligations being referred to in this Clause 16.4 as “discharged rights and obligations”);

16.4.2      the Borrower and the Transferee which is a party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank; and

16.4.3      the Agent or the Lead Arrangers, the Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

16.5         Power of Attorney  In order to give effect to each Transfer Certificate the Finance Parties and the Borrower each hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to Clause 16.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or, subject to the Borrower’s rights under Clause 16.1, the Borrower and the Agent shall so execute each such Transfer Certificate on behalf of the other Finance Parties and the Borrower immediately on its receipt of the same pursuant to Clause 16.4.

16.6         Notification and “kyc” The Agent shall promptly notify the other Finance Parties, the Transferee and the Borrower of the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer. Upon receipt of such notification the Borrower shall promptly deliver to the Transferee in question upon its first request such documents and evidence as such Transferee may reasonably request in order to such Transferee to comply with its “know your customer” requirements to confirm the identity of the Security Parties and/or the individuals acting on their behalf.

16.7         Transfer Fee  Each Transferee shall on the date upon which an assignment or transfer takes effect pursuant to Clause 16.4, pay to the Agent (for its own account) a fee of one thousand five hundred Dollars ($1,500).

17           Payments, Mandatory Prepayment, Reserve Requirements and Illegality

17.1         Payments  All amounts payable by the Borrower and/or any of the Guarantors under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower or the Guarantors (as the case may be), and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt for good value by 3pm (London time) on a Business Day. If that advice is not received by the Agent on or before 3pm (London time) and/or is received on a day other than a Business Day the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2         No deductions or withholdings  All payments (whether of principal or interest or otherwise) to be made by the Borrower and/or any of the Guarantors pursuant to the Security Documents shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and neither the Borrower nor any Guarantor will claim any equity in respect of any payment due from it to the Banks or to the Agent under or in relation to any of the Security Documents.

17.3         Grossing-up  If at any time any law requires (or is interpreted to require) the Borrower or any Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower or relevant Guarantor (as the case may be) will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4         Evidence of deductions  If at any time either the Borrower or any Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower or that Guarantor (as the case may be) will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and a Bank subsequently receives a refund or allowance from any tax authority which that Bank identifies as being referable to that deduction or withholding, that Bank shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Bank to apply for any refund or allowance, nor as restricting in any way the manner in which any Bank organises its tax affairs, nor as imposing on any Bank any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Bank in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrower’s account.

17.5         Adjustment of due dates  If any payment to be made under any of the Security Documents, other than a payment of interest on the Facility, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6         Change in law  If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

17.6.1          any Finance Party (or the holding company of any Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

17.6.2          the basis of Taxation of payments to any Finance Party in respect of all or any part of the Indebtedness shall be changed; or

17.6.3          any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Finance Party or its direct or indirect holding company; or

17.6.4          any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Finance Party or its direct or indirect holding company is required or requested to maintain shall be affected; or

17.6.5          there is imposed on any Finance Party (or on the direct or indirect holding company of any Finance Party) any other condition in relation to the Indebtedness or the Security Documents;

and the result of any of the above shall be to increase the cost to any Bank (or to the direct or indirect holding company of any Bank) of that Bank making or maintaining its Commitment or any Drawing, or to cause any Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Finance Party affected shall notify the Agent and, on demand to the Borrower by the Agent, the Borrower shall from time to time pay to the Agent for the account of the Finance Party affected the amount which shall compensate that Finance Party or the Agent (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law. Notwithstanding the foregoing, the affected Bank shall (without any obligation on the part of such Bank to be bound) negotiate in good faith with the Borrower to find a method to avoid any such increase. Additionally, should the Borrower and the Bank affected be unable to find a method to avoid any such increase, the Borrower shall have the right to demand that, that Bank’s obligations be terminated using the procedure set forth in Clause 17.7 subject to any claims that Bank may have against the Borrower being preserved.

17.7         Illegality and impracticality  Notwithstanding anything contained in the Security Documents, the obligations of a Bank to advance or maintain the Facility shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Bank to advance or maintain its Commitment. In such event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare the Banks’ obligations to be immediately terminated. If all or any part of the Facility shall have been advanced by the Banks to the Borrower, the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice. Clause 6.3 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. During that period, the affected Bank shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain the Facility.

17.8         Changes in market circumstances  If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the relevant Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility or any part thereof pursuant to this Agreement:-

17.8.1                              that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and

17.8.2                              the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to that Bank of maintaining its Commitment for such further period as shall be selected by that Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

17.8.3                              the Agent in accordance with instructions from that Bank and subject to that Bank’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for that Bank’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 17.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for such Bank’s Commitment the Borrower will immediately prepay the outstanding amount of such Bank’s Commitment and the Maximum Facility Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 6.3 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

17.9                           Non-availability of currency  If a Bank is for any reason unable to obtain the relevant Permitted Currency in the relevant interbank market and is, as a result, or as a result of any other contingency affecting the relevant interbank market, unable to maintain all or part of its Commitment in the relevant Permitted Currency, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower and that Bank’s obligations to make its Proportionate Share of the Facility available in that Permitted Currency shall immediately cease. In that event, if all or any part of the Facility shall have been advanced in that Permitted Currency by that Bank to the Borrower, the Agent in accordance with instructions from that Bank and subject to that Bank’s approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Facility or relevant part thereof from an alternative source and/or in an alternative Permitted Currency. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Facility or relevant part thereof from an alternative source and/or in an alternative Permitted Currency by 11.00 a.m. on the second Business Day prior to the end of the then current relevant Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility or relevant part thereof, arising on the expiry of the then relevant Interest Period) prepay the Indebtedness to the Agent on behalf of that Bank on the expiry of the then current relevant Interest Period.

18                                  Communications

18.1                           Method  Except for Communications pursuant to Clause 11, which shall be made or given in accordance with Clause 11.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter, fax or e-mail and shall be in the English language and sent addressed:-

18.1.1                              in the case of any of the Finance Parties to the Agent at its address at Citibank International PLC, 5th Floor, Citigroup Centre 2, 25 Canada Square, London, E14 5LB (fax no: +44 (0) 20 8636 3824 marked for the attention of: Sonia Gosparini or e-mail: sonia.gosparini@citigroup.com); and

18.1.2                              in the case of the Borrower and/or any Guarantor to the Communications Address with a copy to McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016, (fax no: + (212) 448-6260 Attention: Walter Lion or e-mail: wlion@mclaughlinstern.com), provided that the failure to deliver such copy shall not affect the rights of any party under this Agreement;

or to such other address, fax number or e-mail address as the Finance Parties, the Borrower or the Guarantors may designate for themselves by written notice to the others.

18.2                           Timing  A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-

18.2.1                              in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

18.2.2                              if delivered to an officer of the relevant party or (in the case of the Borrower and/or the Guarantors) left at the Communications Address, at the time of delivery or leaving; or

18.2.3                              if posted, at 9.00 a.m. on the third Business Day after posting by prepaid first class post; or

18.2.4                              in the case of an e-mail when the sender receives an acknowledgement of receipt from the recipient in respect of such e-mail (it being understood that a response indicating that the intended recipient is out of the office shall not be deemed a receipt for this purpose).

19                                  General Indemnities

19.1                           Currency  In the event of any Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower and/or the Guarantors (as the case may be) shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Finance Parties as a separate debt under this Agreement.

19.2                           Costs and expenses  The Borrower and the Guarantors will, within fourteen (14) days of the Agent’s written demand, reimburse the Agent (on behalf of each of the Finance Parties) for all reasonable out of pocket expenses including external legal costs or internal legal costs in lieu thereof (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

19.2.1                              the negotiation, syndication, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

19.2.2                              any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

19.2.3                              any other documents which may at any time be required by any Finance Party to give effect to any of the Security Documents or which any Finance Party is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by Deutsche Schiffsbank AG in relation to the Mortgagees’ Insurances); and

19.2.4                              the exercise of the rights, powers, discretions and remedies of the Finance Parties under or pursuant to the Security Documents.

19.3                           Events of Default  Each of the Borrower and the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party as a consequence of any Event of Default, including (without limitation) any Break Costs.

19.4                           Funding costs  Each of the Borrower and the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party if, for any reason due to a default or other action by the Borrower, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, including (without limitation) any Break Costs.

19.5                           Protection and enforcement  Each of the Borrower and the Guarantors shall indemnify the Finance Parties from time to time on demand against all losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Finance Parties by the Security Documents or in or about the exercise or purported exercise by the Finance Parties of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for by reason of any Finance Party being mortgagees of any Vessel and/or a lender to the Borrower, or by reason of any Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel. No such indemnity will be given to a Finance Party where any such loss, cost or liability has occurred due to gross negligence or wilful misconduct on the part of that Finance Party however this shall not affect the right of any other Finance Party to receive any such indemnity other than where such loss, cost or liability is caused due to the gross negligence or wilful misconduct of another Finance Party.

19.6                           Liabilities of Finance Parties  Each of the Borrower and the Guarantors will from time to time reimburse the Finance Parties on demand for all sums which any Finance Party may pay on account of any of the Security Parties or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Finance Party may pay or guarantees which any Finance Party may give in respect of the Insurances, any expenses incurred by any Finance Party in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Finance Party may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

19.7                           Taxes  Each of the Borrower and the Guarantors shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Finance Parties on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. The indemnity contained in this Clause shall survive the repayment of the Indebtedness.

19.8                           Security Trustee Indemnity  If an Event of Default or Potential Event of Default under the Facility Agreement shall have occurred or if the Security Trustee finds it expedient or necessary or is requested by the Borrower to undertake duties which the Borrower agrees to be of an exceptional nature or which are otherwise outside the scope of the Security Trustee’s normal duties, the Borrower will pay such additional remuneration as the Security Trustee and Borrower may agree, or failing agreement as determined by an investment bank (acting as an expert) selected by the Security Trustee and approved by the Borrower or failing such approval, nominated by the president for the time being of the Law Society of England and Wales. The expense involved in such nomination and such investment bank’s fee will be borne by the Borrower. The determination of such investment bank will be conclusive and binding on the Security Trustee and the Borrower.

20                                  Miscellaneous

20.1                           Waivers  No failure or delay on the part of any Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between any Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Finance Party of any other right, power, discretion or remedy.

20.2                           No oral variations  No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Finance Parties and the relevant Security Party.

20.3                           Severability  If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.4                           Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees. Neither the Borrower nor any of the Guarantors may assign or transfer any of its rights or duties under or pursuant to any of the Security Documents without the prior written consent of the Banks.

20.5                           Further assurance  If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Finance Parties on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower and/or the Guarantors (as the case may be) will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Banks are necessary to provide adequate security for the repayment of the Indebtedness.

20.6                           Other arrangements  The Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to either the Borrower or the Guarantors, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Finance Parties or any of them in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower and/or the Guarantors (as the case may be) or the rights of the Finance Parties under or pursuant to the Security Documents.

20.7                           Advisers  Each of the Borrower and the Guarantors irrevocably authorise the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. Each of the Borrower and the Guarantors will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

20.8                           Delegation The Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents, other than rights relating to actions to be taken by an Instructing Group or the Banks as a group, on such terms as they may consider appropriate (including the power to sub-delegate but shall not be responsible for the acts or omissions of any such delegates or for supervising them).

20.9                           Rights etc. cumulative  Every right, power, discretion and remedy conferred on the Finance Parties under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of an Instructing Group (or, where required by this Agreement, the Banks). The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

20.10                     No enquiry  The Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Finance Parties had notice thereof.

20.11                     Continuing security  The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

20.12                     Security cumulative  The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Finance Parties or any of them for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

20.13                     Re-instatement  If any Finance Party takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Finance Parties, the Borrower, the Guarantors and the Finance Parties shall be restored to their former positions as if no such steps had been taken.

20.14                     No liability  None of the Finance Parties, nor any agent or employee of any Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Finance Parties under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

20.15                     Rescission of payments etc. Any discharge, release or reassignment by any of the Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

20.16                     Subsequent Encumbrances  If the Agent receives notice of any subsequent Encumbrance (other than any Encumbrance permitted by this Agreement) affecting any Vessel, or all or any part of the Insurances, Earnings or Requisition Compensation, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Encumbrance is permitted by the terms of this Agreement or the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

20.17                     Releases  If any Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

20.18                     Certificates  Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower or the Guarantors (as the case may be) of that amount.

20.19                     Survival of representations and warranties  The representations and warranties on the part of each of the Borrower and the Guarantors contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility or any part thereof.

20.20                     Counterparts  This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same.

20.21                     Third Party Rights Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.

20.22                     MII Cover Deutsche Schiffsbank AG shall take out Mortgagee’s Insurances pursuant to clause 5.7 of each Mortgage/Deed of Covenants.

21                                  Law and Jurisdiction

21.1                           Governing law  This Agreement shall in all respects be governed by and interpreted in accordance with English law.

21.2                           Jurisdiction  For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts. Each of the Borrower and the Guarantors irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum.

21.3                           Alternative jurisdictions  Nothing contained in this Clause shall limit the right of the Finance Parties to commence any Proceedings against either the Borrower or any of the Guarantors in any other court of competent jurisdiction nor shall the commencement of any Proceedings against either the Borrower or any of the Guarantors in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

21.4                           Service of process  Without prejudice to the right of the Finance Parties to use any other method of service permitted by law, each of the Borrower and the Guarantors irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9.00 a.m. on the third Business Day after posting by prepaid first class registered post.

IN WITNESS  of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1

PART A

The Banks, the Commitments and the Proportionate Shares

The Banks	The Commitments		The Proportionate Shares
Citibank N.A. Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom	US$	108,333,340	33.34%

Tel: + 212 816 5430 Fax: + 212 816 5429 Contact: Chuck Delamater

Deutsche Bank AG in Hamburg Ludwig-Erhard-Strasse 1 D-20459 Hamburg Federal Republic of Germany	US$	108,333,330	33.33%

Tel: + 49 40 3701 4334 Fax: + 49 40 3701 4649 Contact: Carola Maria Roth

Deutsche Schiffsbank AG Domshof 17 28195 Bremen Federal Republic of Germany	US$	108,333,330	33.33%

Tel: + 49 421 3609 287 Fax: + 49 421 3609 329 Contact: Yves Kallina

PART B

The Underwriters

Citibank N.A. as book runner and underwriter

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Deutsche Bank AG in Hamburg

Ludwig-Erhard-Strasse 1

D-20459 Hamburg

Federal Republic of Germany

Deutsche Schiffsbank AG

Domshof 17

28195 Bremen

Federal Republic of Germany

PART C

The Mandated Lead Arrangers

Citigroup Global Markets Limited

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

Deutsche Bank AG in Hamburg

Ludwig-Erhard-Strasse 1

D-20459 Hamburg

Federal Republic of Germany

Deutsche Schiffsbank AG

Domshof 17

28195 Bremen

Federal Republic of Germany

SCHEDULE 2

The Guarantors

Name of Guarantor	Country of Incorporation	Address of Registered Office

Stolt-Nielsen SA	Luxembourg with trade register number B 12.179	23 Avenue Monterey L-2086 Luxembourg

Stolt-Nielsen Transportation Group Ltd	Liberia	80 Broad Street Monrovia Liberia

Stolt-Nielsen Transporation Group Ltd	Bermuda	Clarendon House 2 Church Street Hamilton, HM 11 Bermuda

Stolt-Nielsen Investments N.V.	Netherlands Antilles	De Ruyterkade 62 Curacao Netherlands Antilles

Stolt-Nielsen Holdings B.V.	The Netherlands	Westerlaan 5 3016 CK Rotterdam The Netherlands

Stolt-Nielsen Transportation Group B.V.	The Netherlands	Westerlaan 5 3016 CK Rotterdam The Netherlands

SCHEDULE 3

The Shipowning Guarantors and the Vessels

Name of Mortgagor	Name of Vessel	Flag	Country of Incorporation	Registered Office
Stolt Avance B.V.	“STOLT AVANCE”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Avenir B.V.	“STOLT AVENIR”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Avocet B.V.	“STOLT AVOCET”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Condor 2005 B.V.	“STOLT CONDOR”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Dipper B.V.	“STOLT DIPPER”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Eagle 2005 B.V.	“STOLT EAGLE”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Egret B.V.	“STOLT EGRET”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Excellence 2005 B.V.	“STOLT EXCELLENCE”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Falcon B.V.	“STOLT FALCON”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Gannet B.V.	“STOLT GANNET”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Guardian B.V.	“STOLT GUARDIAN”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Guillemot B.V.	“STOLT GUILLEMOT”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Hawk B.V.	“STOLT HAWK”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Heron B.V.	“STOLT HERON”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Integrity B.V.	“STOLT INTEGRITY”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Kestrel B.V.	“STOLT KESTREL”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Kite B.V.	“STOLT KITE”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Kittiwake B.V.	“STOLT KITTIWAKE”	Cayman Islands

Stolt Loyalty B.V.	“STOLT LOYALTY”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Osprey B.V.	“STOLT OSPREY”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Perseverance B.V.	“STOLT PERSEVERANCE”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Petrel B.V.	“STOLT PETREL”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Pride B.V.	“STOLT PRIDE”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Protector B.V.	“STOLT PROTECTOR”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Puffin B.V.	“STOLT PUFFIN”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Sincerity B.V.	“STOLT SINCERITY”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Tenacity B.V.	“STOLT TENACITY”	Liberian	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Tern B.V.	“STOLT TERN”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

Stolt Viking B.V.	“STOLT VIKING”	Cayman Islands	The Netherlands	Westerlaan 5, 3016 CK Rotterdam, The Netherlands

SCHEDULE 4

STOLT NIELSEN S.A. AND SUBSIDIARIES

USD 325,000,000 Senior Secured Multicurrency Credit Facility

As of and for the period ended [              ] 200[  ] (figures in USD 000s)

A                Consolidated Tangible Net Worth

Capital Stock
Paid-in Surplus
Retained Earnings
less: Treasury Stock
less: Intangible Assets

Consolidated Tangible Net Worth
Minimum Consolidated Tangible Net Worth	$600,000,000

B                Consolidated Debt

Short-Term Banks Loans
Current Maturities of Long Term Debt
Current Maturities of Long Term Capitalized Leases
Long Term Debt (net of current portion)
Long Term Capitalized Lease Obligations
Acceptance Credits
Guarantees of third-party obligations
less: Cash-Covered Debt

Consolidated Debt
Consolidated Tangible Net Worth
Ratio of Consolidated Debt to Consolidated Tangible Net Worth
Maximum Ratio of Consolidated Debt to Consolidated Tangible Net Worth	2.00

C                Consolidated EBITDA

	Feb.28.05	May.31.05	Aug.31.05	Nov.30.05	Total
Net Income
Interest Expense
Taxation
Dep’n/Amort/Non-cash
EBITDA

Consolidated EBITDA
Consolidated Interest Expense
Ratio of Consolidated EBITDA to Consolidated Interest Expense
Minimum Ratio of Consolidated EBITDA to Consolidated Interest Expense					2.00

D               Applicable Margin

Ratio of Consolidated Debt to Consolidated EBITDA
Less than or equal to 2	0.60%
Greater than 2 but equal to or less than 3	0.70%
Greater than 3 but equal to or less than 4	0.80%
Greater than 4 but equal to or less than 5	0.90%
Greater than 5	1.20%

Applicable Margin
Applicable Commitment Commission (40% of the applicable margin)

E                   Asset Cover

Maximum Facility Amount
Most recent Valuation of the Vessels
Additional security (other than cash)
Additional cash security

STOLT-NIELSEN S.A.
By:

Title:

Date:

SCHEDULE 5

Form of Transfer Certificate

To:                              Citibank International plc (the “Agent”)

TRANSFER CERTIFICATE

This transfer certificate relates to a loan facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [                         ] 2006 whereby a revolving credit facility of up to $325,000,000 was made available to Stolt Tankers Finance III B.V. as borrower by a group of banks on whose behalf the Agent acts.

1                                          Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms “Bank” and “Transferee” are defined in the schedule to this transfer certificate.

2                                          The Bank (i) confirms that the details in the Schedule hereto under the heading “Bank’s Commitment” accurately summarises its Commitment in the Facility Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of Communications specified in the Facility Agreement.

3                                          The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 16.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4                                          The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Bank or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank or any other party to the Facility Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Facility Agreement.

5                                          Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Facility Agreement that it has power to become a party to the Facility Agreement as a Bank on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6                                          The Transferee undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7                                          The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8                                          The Bank gives notice that nothing in this transfer certificate or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9                                          This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Bank:

2	Transferee:

3	Transfer Date:

4	Commitment(1):	Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

Citibank International plc

As agent for and on behalf of itself,

the Borrower and the other Finance Parties

By:

Date: [ ]

(1) Details of the Bank's Commitment should not be completed after the Termination Date.

SCHEDULE 6

PART A

To:                              Citicorp Trustee Company Limited

in its capacity as security trustee

for and on behalf of the Finance Parties

(as defined below)

Date:                    200[  ]

Dear Sirs

US$325,000,000 Secured Revolving Loan Facility to Stolt Tankers Finance III B.V.

1                                         Loan Agreement

We understand that, under a Facility Agreement (the “Facility Agreement”) dated [             ] 2006 made between (1) Stolt Tankers Finance III B.V. as borrower (the “Borrower”) (2) Stolt-Nielsen S.A. and others as guarantors (3) the banks and financial institutions listed in Schedule 1 Part A thereto as lenders (the “Banks”) (4) the banks and financial institutions listed in Schedule 1 Part B thereto as underwriters and the bookrunner (5) the banks and financial institutions listed in Schedule 1 Part C thereto as lead arrangers (6) Citibank International plc as facility agent (the “Agent”) and (7) yourselves (the “Security Trustee”) each of the Banks agreed to advance to the Borrower its respective Commitment of an aggregate principal amount not exceeding three hundred and twenty five million Dollars ($325,000,000) (the “Loan”) upon the terms and conditions contained in the Facility Agreement and that it is a condition to (i) the Banks’ agreement to continue to make any part of the Loan available to the Borrower and (ii) an Instructing Group consenting to (a) the Vessels being bareboat chartered to us and (b) our appointment as managers in accordance with clauses 8.1.4 and 8.1.5 respectively of the Shipowners’ Guarantee that we (the “Manager”) enter into this letter in favour of the Security Trustee on behalf of the Banks.

2                                         Definitions

Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3                                         Confirmation of Appointment/ Representation & Warranties

3.1                                 The Manager hereby confirms that:-

(a)                                  it has been appointed as the manager of the vessels listed in the Schedule 1 to this letter (the “Vessels”); and

(b)                                 the Vessels have been bareboat chartered to the Manager in accordance with the terms and conditions of the bareboat charterparties attached to this letter and marked Exhibit “A” (together the “Charters”).

3.2                                 The Manager hereby represents and warrants that (i) the Manager is duly incorporated in its country of incorporation and has the power to enter into and perform its obligations under this letter and the Charters and that this letter and the Charters constitute the legal, valid and binding obligations of the Manager enforceable in accordance with their respective terms and (ii) the copies of the Charters attached to this letter are true and complete copies and constitute the entire agreement between the Manager and the Shipowning Guarantors concerning the chartering and current management of the Vessels by the Shipowning Guarantors to the Manager.

4                                         Undertakings

The Manager undertakes with the Security Trustee that:

(a)                                  subject to the provisions of clause 12.1.2 of the Facility Agreement, the Manager will remain the commercial and technical managers of the Vessels throughout the Facility Period;

(b)                                 the Manager will manage the Vessels in accordance with good standard ship management practice throughout the Facility Period;

(c)                            the Manager will not, without the prior written consent of the Agent and/or the Banks, take any action or institute any proceedings or make or assert any claim on or in respect of any Vessel managed or chartered by it or its Insurances or its Earnings or any of them or any other property or assets of any of the Shipowning Guarantors which are subject to any Encumbrance or right of set-off in favour of the Finance Parties or any of them by virtue of any of the Security Documents executed in favour of the Finance Parties or any of them pursuant to the Facility Agreement;

(d)                                 the Manager is aware that the Vessels are mortgaged to the Security Trustee pursuant to the Mortgages and Deeds of Covenant and is aware of the terms of the Security Documents and will not do anything incompatible or inconsistent with the performance by the Shipowning Guarantors of their obligations under the Security Documents to which they are a party nor will the Manager act in a way which is detrimental or prejudicial to the interests of the Finance Parties in relation to the Vessels, the Earnings, the Insurances and the Requisition Compensation;

(e)                                  the Manager will promptly notify the Security Trustee, the Agent and/or the Banks in the event that it ceases for any reason whatsoever to be the manager or charterer of any Vessel managed or chartered by it or if the relevant Shipowning Guarantor purports to dismiss the Manager as manager and/or charterer of any Vessel;

(f)                                    it will notify the Agent and/or the Banks immediately if at any time and from time to time the amount owed by the Shipowning Guarantors to the Manager exceeds five hundred thousand Dollars ($500,000);

(g)                                 throughout the Facility Period, all the Manager’s rights in relation to the Vessels, their Earnings, Insurances and Requisition Compensation shall be fully subordinated to the rights of the Finance Parties under the Security Documents and the Manager acknowledges that the rights of the Security Trustee pursuant to the Mortgages and the Deeds of Covenant (including any power or right of sale, foreclosure or taking possession) shall in all respects have priority over the rights and powers of the Manager under the Charters;

(h)                                 if at any time a sub manager is appointed pursuant to a Management Agreement or otherwise that the Manager will procure that on such appointment, the sub manager enters into an undertaking with Security Trustee, the Agent and/or the Banks in substantially the same form as this letter;

(i)                                     the Manager shall not compete with the Finance Parties in a liquidation or other winding-up or bankruptcy of any Shipowning Guarantor or in any proceedings in connection with any Vessel, its Earnings or Insurances or Requisition Compensation;

(j)                                     the Manager shall comply with all covenants of the Shipowning Guarantors contained in clauses 5 and 6 of the Mortgages and Deeds of Covenants in relation to the Vessels; and

(k)                                  the Manager shall promptly deliver to the Security Trustee a certified copy of each Management Agreement as and when the same is entered into.

5                                         Assignment

5.1                                 In consideration of an Instructing Group approving the entry by the Manager and the Shipowning Guarantors into the Charters and for other good and valuable consideration (the receipt and adequacy of which the Manager acknowledges), the Manager, with full title guarantee, hereby assigns absolutely and unconditionally and agrees to assign to the Security Trustee all the Manager’s right, title and interest in and to the Insurances in respect of each of the Vessels.

5.2                                 The Manager agrees to give written notice of the assignment contained in paragraph 5.1 above to the relevant insurers immediately upon execution of this letter in the form attached at Schedule 2 to this letter.

5.3                                 The Manager agrees that at all times whilst the Manager is the manager and/or bareboat charterer of the Vessels to ensure that a loss payable clause in the form attached at Schedule 3 to this letter is endorsed on all insurance policies, cover notes and certificates of entry relating to the Vessels.

6                                         Third Party Rights

Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this letter is enforceable by a person who is not a party to it other than the Security Trustee.

7                                         Jurisdiction

This letter shall be governed by and construed in accordance with English law and the Manager hereby agrees to submit to the non-exclusive jurisdiction of the English courts.

Yours faithfully

Signed and Delivered as a Deed by a
duly authorised attorney/managing director
For and on behalf of
[Stolt-Nielsen Transportation Group B.V.]

in the presence of:-

Schedule 1

Name of Vessel	Owner	Flag of Vessel

Schedule 2

Notice of Assignment

(For attachment by way of endorsement to

all policies, contracts and cover notes)

We, [Stolt Nielsen Transportation Group B.V.] of Westerlaan 5, 3016 CK, Rotterdam, The Netherlands, the managers and bareboat charterers of the m.v. “[              ]”, m.v. “[              ]”, m.v. “[              ]”, m.v. “[              ], m.v. “[              ]”, m.v. “[              ]” and m.v. “[              ]” (together the “Vessels”) GIVE NOTICE  that, by an assignment in writing contained in a letter dated                     200[ ], we assigned to Citicorp Trustee Company Limited, acting through its office at [                                   ], on behalf of a syndicate of banks all our right, title and interest in and to all insurances effected or to be effected in respect of the Vessels, including the insurances constituted by the policy on which this notice is endorsed, and including all money payable and to become payable thereunder or in connection therewith (including return of premiums).

Signed:
For and on behalf of
[Stolt Nielsen Transportation Group B.V.]

Dated:	200[ ]

Schedule 3

Loss Payable Clause

It is noted that, by an assignment in writing contained in a letter dated                 200[ ] [STOLT NIELSEN TRANSPORTATION GROUP B.V.] of Westerlaan 5, 3016 CK, Rotterdam, The Netherlands (the “Manager”), being the manager and bareboat charterer of the vessels m.v. “[                 ]”, m.v. “[                 ]”, m.v. “[                 ]”, m.v. “[                 ]”, m.v. “[                 ]”, m.v. “[                 ]” and m.v. “[                 ]” (together the “Vessels”), assigned absolutely to Citicorp Trustee Company Limited acting through its office at [                                  ] (the “Mortgagee”) this policy and all benefits of this policy, including all claims of any nature (including return of premiums) under this policy.

Claims payable under this policy in respect of a total or constructive total or an arranged or agreed or compromised total loss or unrepaired damage and all claims which (in the opinion of the Mortgagee) are analogous thereto shall be payable to the Mortgagee up to the Mortgagee’s mortgage interest in accordance with clause 14.2.11 (c) of a Secured Revolving Facility Agreement dated [                  ] 2005 made between (1) Stolt Tankers Finance III B.V. as borrower, (2) Stolt-Nielsen SA and others as guarantors, (3) the banks listed in Schedule 1 Part A thereto as lenders (the “Banks”), (4) the banks and financial institutions listed in Schedule 1 Part B thereto as underwriters and the bookrunner, (5) the banks and financial institutions listed in Schedule 1 Part C thereto as lead arrangers, (6) Citibank International plc as agent and (7) the Mortgagee.

Subject thereto, all other claims, unless and until underwriters have received notice from the Mortgagee that an Event of Default has occurred, in which event all claims under this policy shall be payable directly to the Mortgagee up to the Mortgagee’s mortgage interest, shall be payable as follows:-

(i)                                   a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed ONE MILLION UNITED STATES DOLLARS (US$1,000,000) or the equivalent in any other currency, prior to adjustment for any franchise or deductible under the terms of the policy, shall be paid directly to the Manager for the repair, salvage or other charges involved or as a reimbursement if the Manager has fully repaired the damage and paid all of the salvage or other charges;

(ii)                                a claim in respect of any one casualty where the aggregate claim against all insurers exceeds ONE MILLION UNITED STATES DOLLARS (US$1,000,000) or the equivalent in any other currency prior to adjustment for any franchise or deductible under the terms of the policy, shall, subject to the prior written consent of the Mortgagee, be paid to the manager as and when the relevant Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected, but, in the absence of such prior written consent shall be payable directly to the Mortgagee up to the Mortgagee’s mortgage interest.

Notwithstanding the terms of this loss payable clause and notwithstanding notice of assignment, unless and until brokers receive notice from the Mortgagee to the contrary, brokers, underwriters/ insurers or the P & I Club shall be empowered to arrange their proportion of any collision and/or salvage guarantee to be given in the event of bail being required in order to prevent the arrest of the Vessels or to secure the release of such Vessel from arrest following a casualty.

All collections are to be made through [name of brokers].

EXHIBIT “A”

Bareboat Charterparties

PART B

To:                              Citicorp Trustee Company Limited

in its capacity as security trustee

for and on behalf of the Finance Parties

(as defined below).

200[  ]

Dear Sirs

US$325,000,000 Secured Revolving Loan Facility to Stolt-Tankers Finance III B.V.

1                                          Loan Agreement

We understand that under a Revolving Loan Facility Agreement (the “Facility Agreement”) dated [                ] 2006 between (1) Stolt Tankers Finance III B.V. as borrower (the “Borrower”) (2) Stolt-Nielsen S.A. and others as guarantors (3) the banks and financial institutions listed in Schedule 1 Part A thereto as lenders (the “Banks”) the banks and financial institutions listed in Schedule 1 Part B thereto as underwriters and the bookrunner (5) the banks and financial institutions listed in Schedule 1 Part C thereto as lead arrangers (6) Citibank International Plc as facility agent and (7) yourselves (the “Security Trustee”) each of the Banks agreed to advance to the Borrower its respective Commitment of an aggregate principal amount not exceeding three hundred and twenty five million Dollars ($325,000,000) (the “Loan”) and that it is a condition to the Banks’ agreement to continue to make any part of the Loan available to the Borrower that we (the “Managers”) enter into this letter in favour of the Security Trustee on behalf of the Banks.

2                                          Definitions

Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

3                                          Confirmation of Appointment/ Representation & Warranties

3.1                                 The Managers hereby confirm that:-

(a)                                  they have been appointed as the managers of the vessels listed in the attached Schedule (the “Vessels”); and

3.2                                 The Managers hereby represent and warrant that the Managers are duly incorporated in their country of incorporation and have the power to enter into and perform their obligations under this letter and that this letter constitutes the legal, valid and binding obligations of the Managers enforceable in accordance with its terms.

4                                          Undertakings

The Managers undertake with the Security Trustee that:

(a)                                  subject to the provisions of Clause 12.1.2 of the Facility Agreement, the Managers will remain the commercial and technical managers of the Vessels throughout the Facility Period;

(b)                                 the Managers will manage the Vessels in accordance with good standard ship management practice throughout the Facility Period;

(c)                            the Managers will not, without the prior written consent of the Agent and/or the Banks, take any action or institute any proceedings or make or assert any claim on or in respect of any Vessel managed by it or its Insurances or its Earnings or any of them or any other property or assets of any of the Shipowning Guarantors subject to any Encumbrance or right of set-off in favour of the Finance Parties or any of them by virtue of any of the Security Documents executed in favour of the Finance Parties or any of them pursuant to the Facility Agreement;

(d)                                 the Managers will not do anything incompatible or inconsistent with the performance by the Shipowning Guarantors of their obligations under the Security Documents to which they are a party;

(e)                                  the Managers will promptly notify the Security Trustee, the Agent and/or the Banks in the event that they cease for any reason whatsoever to be the managers of any Vessel managed by it or if the relevant Shipowning Guarantor purports to dismiss any Manager as manager of any Vessel;

(f)                                    they will notify the Security Trustee, the Agent and/or the Banks immediately if at any time and from time to time the amount owed by the Shipowning Guarantors to the Managers exceeds five hundred thousand Dollars ($500,000);

(g)                                 throughout the Facility Period, all their rights in relation to the Vessels, their Earnings, Insurances and Requisition Compensation shall be fully subordinated to the rights of the Finance Parties under the Security Documents;

(h)                                 if at any time a sub manager is appointed pursuant to a Management Agreement or otherwise that they will procure that on such appointment, the sub manager enters into an undertaking with the Security Trustee, the Agent and/or the Banks in substantially the same form as this letter;

(i)                                     the Managers shall not compete with the Finance Parties in a liquidation or other winding-up or bankruptcy of any Shipowning Guarantor or in any proceedings in connection with any Vessel, its Earnings or Insurances or Requisition Compensation; and

(j)                                     the Managers shall promptly deliver to the Security Trustee a certified copy of each Management Agreement as and when the same is entered into.

5                                          Jurisdiction

This letter shall be governed by and construed in accordance with English law and the Managers hereby agree to submit to the non-exclusive jurisdiction of the English courts.

Yours faithfully

Duly authorised signatory

For and on behalf of

[insert name of Manager]

Schedule

Name of Vessel	Owner	Flag of Vessel

SIGNED by	)
duly authorised for and on behalf	)
of CITIBANK N.A.	)	/s/ [ILLEGIBLE]
(as a Bank))
in the presence of:-)
[ILLEGIBLE]
Westerlaan 5
/s/ [ILLEGIBLE]	3016 CK Rotterdam
The Netherlands
Executive Secretary

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE BANK AG IN HAMBURG	)	/s/ [ILLEGIBLE]
(as a Bank))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE SCHIFFSBANK AG	)	/s/ [ILLEGIBLE]
(as a Bank))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of CITIBANK N.A.	)	/s/ [ILLEGIBLE]
(as an Underwriter and the Bookrunner))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE BANK AG IN HAMBURG	)	/s/ [ILLEGIBLE]
(as an Underwriter))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE SCHIFFSBANK AG	)	/s/ [ILLEGIBLE]
(as an Underwriter))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of CITIGROUP GLOBAL MARKETS	)	/s/ [ILLEGIBLE]
LIMITED	)
(as a Mandated Lead Arranger))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE BANK AG IN HAMBURG	)	/s/ [ILLEGIBLE]
(as a Mandated Lead Arranger))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of DEUTSCHE SCHIFFSBANK AG	)	/s/ [ILLEGIBLE]
(as a Mandated Lead Arranger))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of CITIBANK INTERNATIONAL PLC	)	/s/ [ILLEGIBLE]
(as the Agent))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of CITICORP TRUSTEE COMPANY	)	/s/ [ILLEGIBLE]
LIMITED	)	/s/ [ILLEGIBLE]
(as the Security Trustee))
in the presence of:-)
Agency and Trust
Citigroup Centre
LE Hughes	25 Canada Square
Laura Hughes	Canary Wharf
London E14 5LB

SIGNED by Walter M. Lion	)
duly authorised for and on behalf	)
of STOLT TANKERS	)	/s/ Walter H. Lion
FINANCE III B.V.	)
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT NIELSEN S.A.	)	/s/ Walter H. Lion
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT NIELSEN	)	/s/ Walter H. Lion
TRANSPORTATION GROUP LTD	)
(Liberia))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT NIELSEN	)	/s/ Walter H. Lion
TRANSPORTATION GROUP LTD	)
(Bermuda))
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT NIELSEN	)	/s/ Walter H. Lion
INVESTMENTS N.V.	)
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT NIELSEN	)	/s/ Walter H. Lion
HOLDINGS B.V.	)
in the presence of:-)
as above
/s/ [ILLEGIBLE]

SIGNED by	)
duly authorised for and on behalf	)
of STOLT-NIELSEN	)	/s/ Walter H. Lion
TRANSPORTATION GROUP B.V.	)
in the presence of:-)
as above
/s/ [ILLEGIBLE]

APPENDIX A

To:                              Citibank International plc

From:                  Stolt Tankers Finance III B.V.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Facility Agreement dated [                        ] 2006 made between, amongst others, ourselves and yourselves (“the Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that you advance a Drawing of [           ] to us on [               ], which is a Business Day, by paying the amount of the Drawing to [                                                  ].

We warrant that the representations and warranties contained in Clause 4 of the Agreement [(except those contained in Clauses 4.6, 4.7(a) and 4.13)](2) are true and correct at the date of this Drawdown Notice and will be true and correct on              ; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We further confirm and certify that no material adverse change has occurred since [               ] in the business, assets, operations, condition (financial or otherwise) or prospects of SNSA or its subsidiaries or in the facts and information regarding such entities as represented to date(3)

We select the period of [       ] months as the [first] Interest Period in respect of the Drawing.

[We select [                     ] as the Permitted Currency for the denomination of the Drawing requested in this Drawdown Notice.]

Yours faithfully

For and on behalf of

Stolt Tankers Finance III B.V.

(2) To be in subsequent Drawdown Notices only.

(3) To be in first Drawdown Notice only.

APPENDIX B

Mandatory Cost Formulae

1                                          The Mandatory Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                                          On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Facility) and will be expressed as a percentage rate per annum.

3                                          The Additional Cost Rate for any Bank lending from an office in the euro-zone will be the percentage notified by that Bank to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in the Facility) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Facility from that office.

4                                          The Additional Cost Rate for any Bank lending from an office in the United Kingdom will be calculated by the Agent as follows:

(a)                                  where the Facility is denominated in Pounds Sterling:

BY + S(Y - Z) + F x 0.01	per cent per annum
100 - (B + S)

(b)                                 where the Facility is denominated in any currency other than Pounds Sterling:

F x 0.01	per cent per annum
300

where:

B                                        is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y                                        is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Facility is an overdue amount, the additional rate of interest specified in of Clause 7.6) payable for the relevant Interest Period on the Facility;

S                                         is the percentage (if any) of eligible liabilities which that Bank is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z                                        is the interest rate per annum payable by the Bank of England to that Bank on special deposits; and

F                                         is the charge payable by that Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Bank.

5                                          For the purpose of this Schedule:

(a)                                  “eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)                                 “fee base” has the meaning given to it in the Fees Regulations;

(c)                                  “Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6                                          In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7                                          If a Bank does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Banks.

8                                          If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrower.